Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

between

GASCO PRODUCTION COMPANY,

as Seller,

and

WAPITI OIL & GAS II, L.L.C.,

as Buyer

Dated February 23, 2012

i

6.3	Authorization	26
6.4	Execution and Delivery	26
6.5	Foreign Person	26
6.6	Liabilities for Brokers’ Fees	26
6.7	Taxes	26
6.8	Bankruptcy	27
6.9	Litigation	27
6.10	No Notice of Violation	27
6.11	Material Agreements; Notice of Defaults	28
6.12	Production Sales Contracts	28
6.13	Current Plugging Obligations	28
6.14	Imbalances	28
6.15	Governmental Licenses	28
6.16	Compliance with Laws	28
6.17	Suspense Accounts	29
6.18	Compliance with Leases	29
6.19	Wells and Equipment	29
6.20	Non-Consent Operations	29
6.21	Outstanding Capital Commitments	29
6.22	Transfer Restrictions	29
6.23	Farmouts and Other Rights to Earn an Interest	30
6.24	AMI and Other Commitments	30
6.25	Production Reporting	30

ARTICLE 7	BUYER’S REPRESENTATIONS AND WARRANTIES	30

7.1	Existence	30
7.2	Power and Authority	30
7.3	Authorization	30
7.4	Execution and Delivery	31
7.5	Liabilities for Brokers’ Fees	31
7.6	Litigation	31
7.7	Independent Evaluation	31
7.8	Securities Laws	32
7.9	Qualification	32
7.10	Bankruptcy	32
7.11	Available Cash	32

ARTICLE 8	COVENANTS AND AGREEMENTS	32

8.1	Covenants and Agreements	32

ARTICLE 9	CONDITIONS TO CLOSING	35

9.1	Seller Conditions	35
9.2	Buyer’s Conditions	36

ARTICLE 10	RIGHT OF TERMINATION AND ABANDONMENT	37

10.1	Termination	37
10.2	Liabilities Upon Termination	37

ARTICLE 11	CLOSING	38

11.1	Date of Closing	38
11.2	Closing Obligations	38

ARTICLE 12	POST-CLOSING OBLIGATIONS	40

12.1	Post-Closing Adjustments	40
12.2	Dispute Resolution	41
12.3	Records	41
12.4	Further Assurances	41

ARTICLE 13	TAXES	42

13.1	Apportionment of Taxes	42
13.2	Transfer Taxes	42
13.3	Tax Reports and Returns	42
13.4	Form 8594	43

ARTICLE 14	ASSUMPTION AND RETENTION OF OBLIGATIONS; INDEMNIFICATION	43

14.1	Buyer’s Assumption of Liabilities and Obligations	43
14.2	Indemnification	44
14.3	Procedure	48
14.4	Reservation as to Non-Parties	49
14.5	Exclusive Remedy	49
14.6	Waiver of Right to Rescission	49

ARTICLE 15	MISCELLANEOUS	50

15.1	Exhibits and Schedules	50
15.2	Expenses	50
15.3	Notices	50
15.4	Entire Agreement	51
15.5	Amendments and Waivers	51
15.6	Assignment	51
15.7	Press Releases	51
15.8	Counterparts	52
15.9	Headings, References, Titles and Construction	52
15.10	Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial	53
15.11	Binding Effect	53
15.12	Survival	53
15.13	No Third-Party Beneficiaries	53
15.14	Limitation on Damages	54
15.15	Severability	54

15.16	Knowledge and Commercially Reasonable Efforts	54
15.17	Schedules	54
15.19	Disclaimers	54

SCHEDULES

Schedule 1.2(f)	Geologic and Geophysical Projects
Schedule 1.2(h)	Surface Properties
Schedule 1.3(t)	Certain Excluded Assets
Schedule 2.2	Specified Pre-September 1, 2011 Expenses

Schedule 4.2	Permitted Encumbrance Disclosure
Schedule 6.7	Tax Disclosure
Schedule 6.9	Litigation
Schedule 6.10	No Notice of Violation
Schedule 6.11	Material Agreements
Schedule 6.12	Production Sales Contracts
Schedule 6.13	Plugging Obligations
Schedule 6.14	Gas Balancing
Schedule 6.15	Governmental Licenses
Schedule 6.17	Suspense Accounts
Schedule 6.19	Wells and Equipment
Schedule 6.20	Non-Consent Operations
Schedule 6.21	AFEs
Schedule 6.22	Transfer Restrictions
Schedule 6.23	Non-Consent Penalties

Schedule 7.12	Known Title and Environmental Defects

Schedule 8.1	Certain Actions

v

EXHIBITS

Exhibit	Description	Section Where Described

A-1	Wells and Spacing Units (40 acre spacing units)	1.2(a)

A-2	Wells and Spacing Units (160 acre spacing units)	1.2(a)

A-3	Leases and Leased Lands	1.2(a)

A-4	Wapiti Non-Producing Interests	Recitals

A-5	Wapiti Non-Producing Interest — Mesa Verde Formation	4.1

B-1	Hydrocarbon Sales, Purchase, Gathering, Compression, Treating, Transportation, Storage and Processing Agreements Included in the Assets	1.2(d)

B-2	Other Material Agreements	1.2(d)

C	Allocated Values of Wells	2.3

D-1	Form of Assignment, Bill of Sale and Conveyance — Assets	5.5(a)

D-2	Form of Assignment, Bill of Sale and Conveyance — Wapiti Non-Producing Interests	5.5(a)

E	Contract Operating Agreement	11.2(a)(v)

F	Development Agreement	11.2(a)(vi)

G	Joint Operating Agreements	11.2(a)(vii)

H	Tax Partnership Agreement	11.2(a)(viii)

I	License Agreement	11.2(a)(ix)

J	Standstill Agreement	11.2(a)(x)

K	Non-Foreign Status Certificate	11.2(a)(xi)

LIST OF DEFINED TERMS

Term:	Section:

AAA	4.7(c)
AAA Rules	4.7(d)
Affiliate	15.9
Agreement	Preamble
Allocated Properties	2.3
Allocated Property	2.3
Allocated Value	2.3
Asset Information	8.1(h)
Assets	1.2
Assignment Documents	11.2(a)(i)
Assumed Environmental Liabilities	14.1(a)
Assumed Liabilities	14.1(c)
Assumed Plugging and Abandonment Obligations	14.1(b)
Background Materials	7.7
Business Day	2.1
Buyer	Preamble
Buyer Fundamental Representations	14.2(c)(i)
Buyer Indemnified Parties	14.2(a)
Casualty Loss	4.11
Change of Operator Forms	11.2(a)(iv)
Claim	14.3(c)
Claim Notice	14.3(b)
Closing	11.1
Closing Amount	2.2
Closing Date	11.1
Confidentiality Agreement	10.2
Contract Operating Agreement	11.2(a)(v)
Control	15.9
Credit Facility	4.2(l)
Data	1.2(f)
Deductible	14.2(d)(iii)
Defect Notice Deadline	4.4
Defensible Title	4.1
Development Agreement	Recitals
Due Diligence Review	3.1
Effective Time	1.5
Environmental Assessment	5.3
Environmental Defect	5.1
Environmental Defect Adjustment-Asset	5.4(b)(iii)
Environmental Defect Adjustment-Non-Producing Interests	5.4(b)(iii)
Environmental Defect Deductible Amount-Assets	5.4(b)(iii)
Environmental Defect Deductible Amount-Non-Producing Interests	5.4(b)(iii)

Environmental Defect Exclusion	5.4(b)(ii)
Environmental Defect Exclusion-Assets	5.4(b)(ii)
Environmental Defect Exclusion-Non-Producing Interests	5.4(b)(ii)
Environmental Defect Threshold	5.4(a)
Environmental Defect Value	5.4(b)(ii)
Environmental Law	5.1
Excluded Assets	1.3
Existing Seller Claims	6.9
Final Purchase Price	12.1
Final Settlement Date	12.1
Final Settlement Statement	12.1
Fundamental Representations	14.2(a)(ii)
Hydrocarbons	1.2(c)
Indemnified Party	14.3(b)
Indemnifying Party	14.3(b)
Interest Addition	4.5(d)
Interest Benefit Amount-Assets	4.5(d)(iv)
Interest Benefit Amount-Non-Producing Interests	4.5(d)(ii)
Interest Benefit Deductible-Assets	4.5(d)(iv)
Interest Benefit Deductible-Non-Producing Interests	4.5(d)(ii)
Joint Operating Agreements	11.2(a)(vii)
Leased Lands	1.2(a)
Leases	1.2(a)
Legal Requirements	6.10
License Agreement	11.2(a)(ix)
Losses	14.2
Material Adverse Effect	6.1
Mesa Verde Formation	2.3
Material Agreements	1.2(d)
Net Acre	4.1
Net Casualty Loss	4.11
NFR	4.12
NFR Participation Agreement	4.12
NFR Properties	4.12
Non-Producing Interests	Preamble
Notice of Title Defects	4.4
NORM	5.2
NRI	4.1
Parties	Preamble
Party	Preamble
Permitted Encumbrances	4.2
Person	15.9
Preliminary Settlement Statement	2.2
Property Expenses	2.2
Purchase Price	2.1
Records	1.2(g)

Remediation, Remediate and Remediated	5.1
Required Consents	4.9
Retained Liabilities	1.4
Royalties	2.2
Seller	Preamble
Seller Indemnified Parties	14.2(b)
Seller’s Substances	1.3(c)
Seller’s Warranties	15.18
Spacing Units	1.2(a)
Specified Consent	4.9
Standstill Agreement	11.2(a)(x)
Surface Property	1.2(h)
Survival Date	14.2(c)(iii)
Tax Partnership Agreement	11.2(a)(viii)
Tax Return	6.7(a)
Taxes	13.1(a)
Termination Date	10.1(b)
Third Party	15.9
Title Defect	4.3
Title Defect Adjustment-Assets	4.5(c)(iv)
Title Defect Adjustment-Non-Producing Interests	4.5(c)(iv)
Title Defect Deductible-Assets	4.5(c)
Title Defect Deductible-Non-Producing Interests	4.5(c)
Title Defect Exclusion	4.5(b)
Title Defect Representations	14.2(c)(ii)
Title Defect Threshold	4.4
Title Defect Value	4.4
Transfer Taxes	13.2
Wapiti Commitment	Preamble
Wapiti Non-Producing Interests	Recitals
Wells	1.2(a)
WI	4.1
WNPI Allocated Value	2.3
WNPI Leases	1.3(a)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated February 23, 2012, is by and between Wapiti Oil & Gas II, L.L.C., a Delaware limited liability company (“Buyer”), and Gasco Production Company, a Delaware corporation (“Seller” and together with Buyer, each a “Party” and collectively, the “Parties”).

RECITALS

A.                                   Seller owns and desires to sell the Assets (hereinafter defined) consisting of certain oil and gas interests and related real and personal property, as more fully described in Section 1.2 hereof, upon the terms and conditions set forth in this Agreement.

B.                                     Buyer desires to purchase the Assets upon the terms and conditions set forth in this Agreement.

C.                                     Seller owns additional interests in certain leases and acreage subject thereto described in Exhibit A-4 hereto and to that certain Development Agreement, dated as of even date (the “Development Agreement”) and Buyer desires to earn and Seller desires to convey to Buyer, an undivided interest in and to each of the Non-Producing Interests on the terms and subject to the conditions described in the Development Agreement, including Buyer’s agreement to participate in the development of the Wapiti Non-Producing Interests with a capital expenditure commitment in an amount equal to the Wapiti Commitment (as defined therein).  The terms “Non-Producing Interests” and “Wapiti Non-Producing Interests” shall have the meaning given such terms in the Development Agreement.

D.                                    As also provided in the Development Agreement, Seller and Buyer propose to conduct the Drilling Program (as defined in the Development Agreement) for the exploration and development of the Subject Interests (as defined in the Development Agreement).

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1                               Purchase and Sale.  Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, all of Seller’s right, title and interest in the Assets, pursuant to the terms and conditions of this Agreement.

1.2                               Assets.  “Assets” means the following real and personal property interests (other than the Excluded Assets):

(a)                                  an undivided 50% of Seller’s right, title and interest in and to the (i) 40 acre spacing units around the oil and gas wells listed on Exhibit A-1 and (ii) the 160 acre drilling units around the oil and gas wells listed on Exhibit A-2 (both (i) and (ii), respectively, the “Spacing Units” and the “Wells”), and the related interests in the oil and gas leases listed on Exhibit A-3 located in Uintah County, Duchesne County and Carbon County, Utah associated with each Spacing Unit, insofar and only insofar as to the portion of such oil and gas leases that is located within the Spacing Units that have been designated for each of the Wells with the applicable governmental authorities as shown on Exhibit A-1 or Exhibit A-2, as applicable (such oil and gas leases collectively, the “Leases”), and any interest in the lands within such Spacing Units covered thereby (the “Leased Lands”);

(b)                                 an undivided 50% of Seller’s right, title and interest in and to all rights that are derived under or from the Leases in existing and effective unitization, pooling and communitization agreements, declarations and orders to the extent covering the Leased Lands;

(c)                                  an undivided 50% of Seller’s right, title and interest in and to all rights described in Section 1.2(b) in:  (i) salt water disposal wells, injection wells, water wells and other wells now or hereafter located on the Leased Lands or lands pooled or unitized therewith, including the oil and gas wells specifically described on Exhibit A-1 and Exhibit A-2, (ii) all personal property, fixtures and equipment associated with the Wells, and (iii) all oil, gas and other hydrocarbons and products (“Hydrocarbons”) that may be produced from the Wells and not yet past a measuring point as of the Effective Time or produced during the period after the Effective Time and all proceeds attributable thereto other than any proceeds separately accounted for pursuant to Section 2.2;

(d)                                 to the extent transferable, all of Seller’s right, title and interest in and to (i) the Hydrocarbon sales, purchase, gathering, compression, surface use, treating, transportation, storage, refining and processing agreements, including those listed in Exhibit B-1, insofar and only insofar as they cover or relate to the interests described in Section 1.2(a), 1.2(b) or 1.2(c), and (ii) the contracts, operating agreements, and agreements concerning gas balancing, joint ventures, partnerships, tax partnerships, farmouts, exploration, participation, development, exchanges, construction, shoot to earn, acreage or cash contributions, or areas of mutual interest and other contracts, agreements and instruments, including those listed in Exhibit B-2, insofar and only insofar as they cover or relate to the interests described in Section 1.2(a), 1.2(b) or 1.2(c), (the “Material Agreements”);

(e)                                  to the extent transferable, an undivided 50% of Seller’s right, title and interest in and to the permits, licenses, approvals, servitudes, rights-of-way, easements, surface use agreements, and other surface rights, tanks, boilers, buildings, injection facilities, saltwater disposal facilities, gathering, compression, treating, transportation, storage and processing facilities that, as of the date of this Agreement, are located on the Leased Lands, or are used or held for use in connection with the operation of the Wells or Leased Lands or for the production, gathering, compression, treating, transportation, storage, processing, sale or disposal of Hydrocarbons or water produced from the Wells or Leased Lands;

(f)                                    copies of all logs, well files and geologic and geophysical data (including but not limited to seismic data and the related the geologic and geophysical projects listed on Schedule 1.2(f)) relating to the interests described in Sections 1.2(a), 1.2(b),  1.2(c), and 1.2(d) (the “Data”), but excluding all data and information that is (i) subject to unaffiliated third party contractual restrictions on disclosure or transfer unless Buyer obtains a waiver of such restriction, (ii) subject to a transfer fee, unless Buyer agrees in writing to pay such transfer fee, and (iii) geologic and geophysical data transferred pursuant to that certain License Agreement between the Parties and dated as of the date hereof, which license shall be perpetual, transferrable, non-exclusive, royalty-free and for no additional consideration;

(g)                                 copies of the files, records, data and information relating to the items described in Sections 1.2(a) through 1.2(f) maintained by or in the possession or control of Seller (such files, records, data and information are herein called the “Records”), including accounting files, lease files, land contract files, well files, Hydrocarbon sales contract files, gas gathering, compression, treating, transportation, storage and processing files, division order files, abstracts, and title opinions; and

(h)                                 an undivided 50% of Seller’s right, title and interest in and to any property owned in fee by Seller or for which Seller owns a surface interest or right burdening the surface estate, if any, (including the right to dispose of or inject water or produce water for operations) related to the operation or ownership of the Wells, Leases or the Leased Lands (each a “Surface Property”), including the properties listed on Schedule 1.2(h).

Notwithstanding anything to the contrary in this Section 1.2, the Assets shall not include any of the Wapiti Non-Producing Interests, which shall be acquired and earned subject to the terms and conditions contained in the Development Agreement.

1.3                               Excluded Assets.  Notwithstanding the foregoing, the Assets and Records shall not include any assets of Seller not described in Section 1.2 and, more specifically, there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”):

(a)                                  all of Seller’s right, title and interest in and to the Wapiti Non-Producing Interests, including the interest to be acquired by Wapiti in the oil and gas leases described in the Development Agreement that are not being transferred to Buyer in accordance with Section 1.2(a) of this Agreement (the “WNPI Leases”), and the Gasco Non-Producing Interests (as defined in the Development Agreement), and expressly provided however, that the Wapiti Non-Producing Interests will be conveyed to Buyer at Closing subject to and in accordance with the terms and conditions of this Agreement and the Development Agreement;

(b)                                 any deposits, cash, checks, funds, trade credits, notes receivable, and accounts receivable accruing or attributable to the period before the Effective Time;

(c)                                  all production of Hydrocarbons from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto,

including Hydrocarbons in storage tanks or in pipelines past a measuring point as of the Effective Time (collectively, the “Seller’s Substances”);

(d)                                 any refund of costs, taxes or expenses borne by Seller or Seller’s predecessors in title attributable to the period prior to the Effective Time;

(e)                                  any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Assets, including settlement of disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(f)                                    the right to exercise any audit rights under operating agreements or other agreements with respect to periods prior to the Effective Time (and Buyer will reasonably cooperate with Seller to facilitate Seller’s exercise of such rights at Seller’s expense);

(g)                                 any claims, rights and causes of action arising, occurring or existing in favor of Seller and attributable to (i)the period of time prior to the Effective Time or arising out of the operation of or production from the Wells and the Spacing Units prior to the Effective Time or (ii) any period of time to the extent related to any Retained Liability or matters for which Seller indemnifies Buyer under Section 14.2(a);

(h)                                 all of Seller’s right, title and interest in and to all existing and effective unitization, pooling and communication agreements, declarations and orders to the extent not used in connection with the Spacing Units;

(i)                                     all of Seller’s right, title and interest in and to all personal property, fixtures and equipment to the extent not located on the Leases and not primarily held or used in connection with the Assets;

(j)                                     original copies of all Data and Records;

(k)                                  all equipment, personal property, real property, fixtures, inventory and materials held or used by Seller in its capacity as the operator of the Assets (as opposed to its capacity as a working interest owner), including all of Seller’s right, title and interest in and to the field office located at 10569 Parietta Road, Myton, Utah 84052;

(l)                                     all titled vehicles and all rolling stock;

(m)                               all communications and work-product covered by the attorney-client or attorney work-product privileges;

(n)                                 all permits that are associated with the Gasco Producing Interests (as defined in the Development Agreement);

(o)                                 all corporate and financial records of Seller, and except to the extent relating to the Assets, all tax and legal records of Seller;

(p)                                 all contracts of insurance or indemnity;

(q)                                 any other right or interest in and to the Assets to the extent attributable to the period prior to the Effective Time;

(r)                                    all computer or communications software or intellectual property owned, licensed or used by Seller, other than the Data;

(s)                                  any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(t)                                    all of Seller’s interest in all properties described on Schedule 1.3(t); and

(u)                                 all Suspense Accounts associated with the Assets.

1.4                               Retained Liabilities.  Notwithstanding anything to the contrary elsewhere in this Agreement, the liabilities assumed by Buyer under this Agreement shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby, and Seller shall retain, the following(collectively, the “Retained Liabilities”): (a) all liabilities and obligations related to the Excluded Assets and Existing Seller Claims, and (b) all liabilities and obligations arising, incurred or accrued prior to the Effective Time (or with respect to item (iv) below, arising, incurred or accrued prior to the Closing Date) related to the Assets and constituting: (i) Property Expenses, (ii) Royalties and working interest revenue payment obligations, (iii) liabilities for personal injuries or death occurring on the Assets or in the operation thereof,  (iv) obligations for the offsite disposal of waste products from the Assets, and (v) obligations arising from joint interest audits to the extent covering time periods prior to the Effective Time.

1.5                               Effective Time.  The purchase and sale of the Assets shall be effective as of September 1, 2011, at 12:00:01 a.m., at the location of the applicable Assets (the “Effective Time”).

ARTICLE 2
PURCHASE PRICE

2.1                               Purchase Price.  The purchase price for the Assets shall be $20,750,000 (the “Purchase Price”).  The Purchase Price shall be paid by Buyer to Seller, as adjusted pursuant to Section 2.2, at Closing by means of a completed federal funds wire transfer to an account or accounts to be designated by Seller to Buyer in writing at least two Business Days prior to the Closing Date.  “Business Day” shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in the State of Texas and Colorado generally are closed for business.

2.2                               Adjustments to Purchase Price.  The Purchase Price shall be adjusted according to this Section 2.2 without duplication.  For all adjustments known or capable of reasonable estimation as of Closing, the Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement.” A draft of the Preliminary Settlement Statement will be prepared in good faith by Seller in accordance with the terms of this Agreement using the best information available and provided to Buyer not less than five (5) Business Days prior to Closing.  The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section 2.2, which amount shall be paid at Closing and is referred to as the “Closing Amount.”  If Buyer determines in good faith that the Preliminary Settlement Statement delivered by Seller has not been prepared in accordance with the terms of this Agreement, Buyer shall contact Seller not less than two (2) Business Days prior to Closing.  In such case Seller and Buyer shall in good faith attempt to resolve any such disagreements and Seller shall in good faith consider Buyer’s concerns relating to such disagreements and make any amendment to the Preliminary Settlement Statement that Seller reasonably deems necessary to correct such concerns.  If Buyer and Seller agree on changes to Seller’s proposed Preliminary Settlement Statement based on such discussions, then the Closing Amount to be paid at Closing shall be determined giving effect to such changes, and the Preliminary Settlement Statement, as so adjusted, shall be deemed to be the Preliminary Settlement Statement for all purposes herein.  If Buyer and Seller do not agree on any changes, then the Closing Amount to be paid at Closing shall be determined based on the amounts set forth in the Preliminary Settlement Statement initially delivered to Buyer.

The Closing Amount shall be paid at Closing by wire transfer of immediately available funds as detailed in Section 2.1.  After Closing, final adjustments to the Purchase Price shall only be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 2.1.

For the purposes of this Agreement, the term “Property Expenses” shall mean all expenses, overhead charges, capital expenses, joint interest billings, lease operating expenses, lease rentals and maintenance costs, minimum royalties and shut-in payments, exploration expenses, production expenses, development expenses, drilling expenses, workover expenses, geological and any other exploration or development expenditures chargeable under applicable operating agreements (or, if there is no applicable operating agreement, that would be chargeable under an operating agreement with terms customary in the area), or other agreements, in each case consistent with the standards established by the Council of Petroleum Accountant Societies of North America, that are attributable to the ownership, operation and maintenance of the Assets conducted during the period in question and shall expressly include: (w) all capital expenditures, including drilling costs, reworking costs and all other capital expenditures, incurred in connection with the development, exploration or operation of the Assets during the period commencing as of the Effective Time and ending at 12:00:01 a.m. on the Closing Date and that (i) are capital expenditures incurred by Seller or any Affiliate of Seller in its capacity as operator under an applicable operating agreement or (ii) are capital expenditures incurred by Seller or any Affiliate of Seller as permitted under Section 8.1(b), expressly including those consented to by Buyer; (x) with respect to Assets that are subject to operating agreements pursuant to which a third party is the operator, all overhead charges charged under such operating agreements; (y) with respect to any of the Assets that are subject to operating agreements pursuant to which Seller or any Affiliate of Seller is the operator, all overhead charges allocated to the Assets by Seller or any Affiliate of Seller, which will be determined and allocated to the Assets on a basis as set forth in Section III of Exhibit C of the applicable operating agreement; and (z) amounts properly and timely paid under the Material Agreements; provided that Property Expenses shall not include royalties, overriding royalties, net profits interests, production payments or similar payment burdens (“Royalties”), or Taxes.

(a)                                 Upward Adjustments.  The Purchase Price shall be adjusted upward by the following, without duplication:

(i)                                     the amount of all Property Expenses (including all prepaid Property Expenses) attributable to the Assets after the Effective Time and paid by Seller and, without duplication, the amount of all expenses specified in Schedule 2.2;

(ii)                                  the proceeds of production of Hydrocarbons attributable to the Assets occurring before the Effective Time and received by Buyer plus an amount equal to all Hydrocarbons attributable to the Assets that, at the Effective Time, are Seller’s Substances multiplied by the price for which production from the Assets was sold immediately prior to the Effective Time, (net of all Royalties and Taxes paid by Buyer on behalf of Seller);

(iii)                               amounts owed by Buyer to Seller under Article 13;

(iv)                              an amount equal to the Interest Benefit Amount-Assets, if any; and

(v)                                 an amount equal to the value of any underproduction (determined by multiplying the amount of any underproduction in MCF multiplied by $4.00 per MCF) attributable to the Assets as of the Effective Time under any applicable operating agreement, gas balancing and storage agreement, gas processing,  dehydration agreement or similar agreement.

(b)                                 Downward Adjustments.  The Purchase Price shall be adjusted downward by the following, without duplication:

(i)                                     the proceeds of production of Hydrocarbons attributable to the Assets occurring on or after the Effective Time and received by Seller (net of all Royalties and Taxes to be paid by Seller on behalf of Buyer under this Agreement or the Contract Operating Agreement (hereinafter defined));

(ii)                                  the amount of all Property Expenses attributable to the Assets prior to the Effective Time and paid by Buyer, subject to Article 13 and Section 14.2;

(iii)                               an amount equal to the sum of the Title Defect Adjustment-Assets and all Title Defect Exclusions;

(iv)                              an amount equal to the sum of the Environmental Defect Adjustment-Assets and all Environmental Defect Exclusions-Assets;

(v)                                 the amount of any Net Casualty Loss under Section 4.11; and

(vi)                              an amount equal to the value of any overproduction (determined by multiplying the amount of any overproduction in MCF multiplied by $4.00 per MCF) attributable to the Assets as of the Effective Time under any applicable operating agreement, gas balancing and storage agreement, gas processing,  dehydration agreement or similar agreement.

2.3                               Allocated Values.  Seller and Buyer agree to allocate the Purchase Price among the interest being acquired by Buyer in the Wells as set forth on Exhibit C.  The interest being acquired by Buyer in each Well to which a value is separately allocated on Exhibit C is herein called an “Allocated Property” (and two or more such properties are herein called “Allocated Properties”) and such separate value is herein called the “Allocated Value” of such Allocated Property.  The Allocated Value of each Allocated Property represents the value of the interest that Buyer is acquiring in each Well at Closing pursuant to the terms and conditions of this Agreement, which is 50% of Seller’s right, title and interest in each Well.  With respect to the Wapiti Non-Producing Interests, the per Net Acre value for purposes of adjustments of the Wapiti Commitment will be $533.64 (the “WNPI Allocated Value”), which is based on the WI and NRI for each such WNPI Lease at the depth of the Mesa Verde Formation (as defined below).  For purposes of this Agreement, the “Mesa Verde Formation” shall mean the stratigraphic equivalent of 8,886 feet down to and including the stratigraphic equivalent of 11,596 feet as shown on the Dual Laterolog of the Gasco Production Company Federal 14-31-9-19 well located in the SWSW of Sec. 31 T9S-R19E S.L.M.

2.4                               Division of Ownership.

(a)                                 Division of Hydrocarbons.  After the Closing, all Hydrocarbons produced from the Assets on or after the Effective Time shall be owned by Buyer.  After the Closing, all Hydrocarbons produced and sold from the Assets prior to the Effective Time and all Seller’s Substances shall be owned by Seller.  To the extent Seller has sold Hydrocarbons which constitute Assets on or after the Effective Time but prior to the Closing and the Purchase Price has not been adjusted pursuant to Section 2.2 for such proceeds, Seller shall deliver such proceeds to Buyer promptly.

(b)                                 Division of Expenses; Royalties.  After the Closing, as between Buyer and Seller, all costs and expenses incurred in connection with the Assets prior to the Effective Time shall be borne by Seller.  After the Closing, all costs and expenses incurred after the Effective Time and attributable to the Assets, other than Retained Liabilities, shall be borne by Buyer.  Notwithstanding the foregoing, after Closing, Seller shall retain responsibility for, and shall timely pay and discharge, all Royalties related to the Assets to the extent such Royalties related to production before the Effective Time.  Buyer shall be responsible for and shall timely pay and discharge (or cause to be timely paid and discharged on Buyer’s behalf) all Royalties related to the Assets to the extent such Royalties relate to production on and after the Effective Time.

ARTICLE 3
DUE DILIGENCE INSPECTION

3.1                               Due Diligence.  Seller shall make the Records, the Assets operated by Seller, and the Wapiti Non-Producing Interests available to Buyer and its representatives for inspection and review to permit Buyer to perform its due diligence review (“Due Diligence Review”) as hereinafter provided.  Notwithstanding the notice dates set forth in this Agreement that relate to Buyer’s Due Diligence Review, Seller shall grant Buyer reasonable access to the Assets and the Wapiti Non-Producing Interests up through the Closing Date.

3.2                               Records.  The Records will be made available to Buyer electronically or at the office of Seller during its normal business hours.  Buyer may inspect the Records and other Assets and such additional information only to the extent that it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party of which Seller notified Buyer in advance of such inspection.

ARTICLE 4
TITLE MATTERS

4.1                               Defensible Title.  The term “Defensible Title” with respect to an Allocated Property or Wapiti Non-Producing Interest means such title of Seller in and to such Allocated Property or Wapiti Non-Producing Interest that, subject to and except for the Permitted Encumbrances, and after giving effect to all applicable agreements that effect a pooling or unitization of the Leases and Leased Lands with other leases and lands, (a) entitles Seller to receive not less than the net revenue interest (“NRI”) described on Exhibit A-1 or Exhibit A-2 with respect to an Allocated Property or described on Exhibit A-5 with respect to a Wapiti Non-Producing Interest in the Hydrocarbons produced from such Allocated Property or Wapiti Non-Producing Interest, as applicable, except for decreases resulting from actions by Buyer or the failure of Buyer to provide consent at the actions described in Section 8.1(b), (b) with respect to an Allocated Property, obligates Seller to bear costs and expenses relating to such Allocated Property in an amount not greater than the working interest (“WI”) described on Exhibit A-1 or Exhibit A-2, except for (1) increases to the extent that such increases are accompanied by a proportionate increase in the corresponding NRI or (2) increases resulting from actions by Buyer, (c) with respect to a Wapiti Non-Producing Interest, entitles Seller to no less than the Net Acres specified on Exhibit A-5, with respect to such Wapiti Non-Producing Interest at the depth of the Mesa Verde Formation, and (d) is free and clear of any and all liens, encumbrances, mortgages, claims and any similar defects that could impair use or enjoyment of, or result in a loss of interest in, such Allocated Property or Wapiti Non-Producing Interest, as applicable.  The term “Net Acre” means, as computed separately with respect to each WNPI Lease at the depth of the Mesa Verde Formation, (x) the number of gross acres in the lands covered by such WNPI Lease at the at the depth of the Mesa Verde Formation, multiplied by (y) the undivided percentage interest in oil, gas and other minerals covered by such WNPI Lease in such lands at the depth of the Mesa Verde Formation, multiplied by (z) Seller’s WI in such WNPI Lease at the depth of the Mesa Verde Formation.

4.2                               Permitted Encumbrances.  The term “Permitted Encumbrances” means:

(a)                                 Royalties if and only to the extent the net cumulative effect thereof does not operate to reduce the NRIs below those set forth on Exhibit A-1, Exhibit A-2 or Exhibit A-5;

(b)                                 any third-party consents to assignment of Leases, WNPI Leases and contracts, and preferential purchase rights, rights of first refusal and similar rights, subject to compliance with Sections 4.9 and 4.10, and thereafter, which are handled exclusively thereunder;

(c)                                  liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business (which contested matters are listed in Schedule 4.2);

(d)                                 all rights to consent by, required notices to, filings with, or other actions by federal, state, or local governmental entities in connection with the sale or conveyance of an Allocated Property if the same are customarily obtained subsequent to such sale or conveyance; and consent requirements arising under a farmout or similar agreement pursuant to which Seller has already satisfied all conditions for earning any interests that constitute a part of the Assets and Seller has received, or is due an assignment of, the earned interests under such agreement;

(e)                                  rights of reassignment benefitting unaffiliated third parties upon the surrender or expiration of any Lease or WNPI Lease;

(f)                                   easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, on, over or in respect of any Allocated Property or any restriction on access thereto and that do not materially interfere with the oil and gas operations of the affected Allocated Property;

(g)                                  materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any Allocated Property:  (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action (which contested matters are listed in Schedule 4.2);

(h)                                 liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business (which contested matters are listed in Schedule 4.2);

(i)                                     defects in the early chain of title consisting of the mere failure to recite marital status in a document or omissions of heirship or probate proceedings unless Buyer provides affirmative evidence that the lack thereof has resulted in another Person’s actual and superior claim of title to the Allocated Property;

(j)                                    defects that result from the failure to demonstrate of record proper authority for execution by any Person on behalf of a corporation, limited liability company, partnership, trust or other entity;

(k)                                 defects arising out of lack of survey, unless a survey is required by applicable laws or regulations;

(l)                                     liens that are released at or prior to Closing, including liens securing the Credit Agreement, dated March 29, 2006, among Gasco Energy, Inc., certain subsidiaries of Gasco Energy, Inc., JPMorgan Chase Bank, N.A., and certain other parties thereto, as amended (as amended, the “Credit Facility”);

(m)                             defects based on failure to record Leases or WNPI Leases issued by the BLM or a state, or any assignments of record title or operating rights in such Leases or WNPI Leases, in the real property or other county records of the county in which an Allocated Property or Wapiti Non-Producing Interest is located, provided such Leases or WNPI Leases or assignments were properly filed in the BLM or state offices;

(n)                                 defects that have been cured by applicable laws of limitations, including adverse possession and the doctrine of laches, as reasonably demonstrated by Seller;

(o)                                 defects arising from prior oil and gas leases relating to the Leases or WNPI Leases that are not surrendered of record and that have expired, as such expiration is reasonably demonstrated by Seller;

(p)                                 defects that are waived or deemed waived by Buyer; and

(q)                                 such liens, charges, encumbrances, defects or irregularities that, individually or in the aggregate, (i) do not materially interfere with the ownership, operation, value or use of any Allocated Property, (ii) could not reasonably be expected to prevent or delay Buyer from receiving the proceeds of production from any Allocated Property, or (iii) the cumulative effect of which does not and will not operate to reduce the NRIs below those set forth on Exhibit A-1, Exhibit A-2 or Exhibit A-5, or increase the WIs above those set forth on Exhibit A-1, Exhibit A-2 or Exhibit A-5, except to the extent that such increases are accompanied by a proportionate increase in the corresponding NRI.

4.3                               Title Defect.  The term “Title Defect” with respect to an Allocated Property or a Wapiti Non-Producing Interest, means any encumbrance, encroachment, irregularity, defect in or objection to title of Seller to an Allocated Property or a Wapiti Non-Producing Interest that alone or in combination with other defects renders title to such Allocated Property or Wapiti Non-Producing Interest less than Defensible Title.

4.4                               Notice of Title Defects.  Buyer shall give Seller written notice of all Title Defects discovered by Buyer by delivering to Seller a written “Notice of Title Defects” setting forth such Title Defects.  The Notice of Title Defects shall (a) describe the Title Defect, (b) describe the basis of the Title Defect, (c) include documentation supporting the basis of the Title Defect, (d) describe in general terms the curative action that Buyer reasonably anticipates would need to be taken in order to cure such Title Defect, (e) describe Buyer’s good faith estimate of (i) the reduction in (i) the Allocated Property’s Allocated Value, or (ii) the Wapiti Non-Producing Interest’s WNPI Allocated Value caused by the Title Defect, taking into consideration the nature of the Title Defect and the likelihood that such Title Defect may actually result in a claim against or loss of title (“Title Defect Value”) (provided that the Title Defect Value, together with the aggregate Title Defect Values attributable to any other Title Defects affecting such Allocated Property or Wapiti Non-Producing Interest, shall not exceed the lesser of the Allocated Property’s Allocated Value or the Wapiti Non-Producing Interest’s WNPI Allocated Value, or

the cost to cure the Title Defect(s), if the cost to cure is reasonably determinable), (f) include a description of each Interest Addition discovered by Buyer in accordance with Section 4.5(d) and (g) include associated calculations and documentation.  To give Seller an opportunity to commence reviewing and curing alleged Title Defects, Buyer shall regularly and promptly deliver Notice(s) of Title Defects to Seller up to and through the Defect Notice Deadline; provided that failure to provide a preliminary notice of a Title Defect shall not prejudice Buyer’s right to assert such Title Defect in a final Notice of Title Defects.  The final Notice of Title Defects shall be delivered on or before March 15, 2012 (the “Defect Notice Deadline”).  Buyer will be deemed to have conclusively waived (A) any Title Defect about which it fails to notify Seller in writing prior to the Defect Notice Deadline and (B) any individual Title Defect with respect to which the Title Defect Value is less than $25,000.00 (the “Title Defect Threshold”).

4.5                               Defect Adjustments and Deductibles; Interest Additions.  Seller shall proceed as follows with respect to an asserted Title Defect:

(a)                                 Seller shall have the option until Closing to cure any Title Defect affecting any Allocated Property or any Wapiti Non-Producing Interest that is timely identified under Section 4.4.

(b)                                 If a Title Defect affecting an Allocated Property or Wapiti Non-Producing Interest is not cured or waived on or before the Closing, Buyer and Seller shall attempt in good faith to reach agreement, on or before Closing on the existence of the Title Defect and the Title Defect Value, and, if they reach agreement, (i) with respect to an Allocated Property, the Purchase Price shall, subject to Sections 4.5(c) and 4.5(d), be reduced by such Title Defect Value and (ii) with respect to a Wapiti Non-Producing Interest, the Parties shall, subject to Sections 4.5(c) and 4.5(d), revise the Development Agreement to reduce the Wapiti Commitment by such Title Defect Value.  The existence of the Title Defect and the Title Defect Value shall be determined by the Parties in good faith taking into account all relevant factors or, if the Parties are unable to agree on the existence of the Title Defect or the Title Defect Value, Seller or Buyer shall have the right to submit such matter to post-closing arbitration pursuant to Section 4.7.  For any Title Defect affecting a Surface Property, the Allocated Value of such Surface Property for purposes of this Article 4 (whether or not such Surface Property is listed on Exhibit C) shall be the aggregate Allocated Value of the Assets the operation of which is affected by such Title Defect. Buyer may exclude the Surface Property, Allocated Property or Allocated Properties affected by the Surface Property from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Allocated Property (a “Title Defect Exclusion”).

(c)                                  There shall be no reduction to the Purchase Price with respect to Title Defects except to the extent that (i) the aggregate amount of all Title Defect Values for Title Defects with respect to the Assets in excess of the Title Defect Threshold with respect to uncured and unwaived Title Defects with respect to the Assets less the aggregate Interest Benefit Amount-Assets, exceeds (ii) $311,250 (the “Title Defect Deductible-Assets”), and then only to the extent that such amount exceeds the Title Defect Deductible-Assets.  There shall be no reduction to the Wapiti Commitment, except to the extent that (iii) the aggregate amount of all Title Defect Values for Title

Defects with respect to the Wapiti Non-Producing Interests in excess of the Title Defect Threshold with respect to uncured and unwaived Title Defects with respect to the Wapiti Non-Producing Interests less the aggregate Interest Benefit Amount-Non-Producing Interests, exceeds (iv) $225,000 (the “Title Defect Deductible-Non-Producing Interests”), and then only to the extent that such amount exceeds the Title Defect Deductible-Non-Producing Interests.  The Purchase Price reduction pursuant to this Section 4.5(c) with respect to the Assets shall be deemed the “Title Defect Adjustment-Assets.”  The Wapiti Commitment reduction pursuant to this Section 4.5(c) with respect to the Wapiti Non-Producing Interests shall be deemed the “Title Defect Adjustment-Non-Producing Interests.”

(d)                                 If Seller discovers any additional interests in an Allocated Property that is not listed in Exhibit A-1 or Exhibit A-2 or a Wapiti Non-Producing Interest that is not listed in Exhibit A-5, including any interest that entitles Seller to receive more than the NRI set forth in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable, or obligates Seller to bear costs and expenses in an amount less than the WI set forth in Exhibit A-1, Exhibit A-2 or Exhibit A-5, as applicable (each an “Interest Addition”), Seller shall promptly notify Buyer, but in no event later than the Defect Notice Deadline of such Interest Additions, if any.  Neither the Purchase Price nor the Wapiti Commitment shall be increased, (a) except to the extent that (i) the aggregate amount of all Interest Additions with respect to the Assets in excess of the Title Defect Threshold, exceeds (ii) $311,250 (the “Interest Benefit Deductible-Assets”), and then only to the extent that such amount exceeds the Interest Benefit Deductible-Assets (such amount, the “Interest Benefit Amount-Assets”), and (b) except to the extent that (iii) the aggregate amount of all Interest Additions with respect to the Wapiti Non-Producing Interests in excess of the Title Defect Threshold, exceeds (iv) $225,000 (the “Interest Benefit Deductible-Non-Producing Interests”), and then only to the extent that such amount exceeds the Interest Benefit Deductible-Non-Producing Interests (such amount, the “Interest Benefit Amount-Non-Producing Interests”).  Seller shall promptly give Buyer written notice of the Interest Additions, if any, but in no event later than the Defect Notice Deadline.  This notice shall be in writing and shall include (w) a description of each Interest Addition, (x) the basis for each Interest Addition, and supporting documentation with respect thereto, (y) the Allocated Value of the Allocated Property or the WNPI Allocated Value of the Wapiti Non-Producing Interest affected by the Interest Addition, and (z) the value of the Interest Addition or the amount by which Seller believes the Allocated Value of the Allocated Property or the WNPI Allocated Value of the Wapiti Non-Producing Interest has been increased by the Interest Addition and the computations upon which such belief is based.  The value of the Interest Addition shall be determined by the Parties in good faith taking into account all relevant factors or, if the Parties are unable to agree on the existence or value of any Interest Addition on or before the Closing, Seller or Buyer shall have the right to submit such matter to a post-closing arbitration pursuant to Section 4.7.  Seller shall be deemed to have conclusively waived (a) an Interest Benefit about which it fails to notify the Buyer in writing prior to the Defect Notice Deadline and (b) any individual Individual Benefit that is less than the Title Defect Threshold.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 4.6, below, in the event that Buyer and Seller are unable to reach agreement as of the Closing as to the existence of a Title Defect or the Title Defect Value of any Title Defect, (i) any such disagreement shall be resolved after the Closing exclusively by arbitration using the procedures specified in Section 4.7, (ii) the Purchase Price or the Wapiti Commitment will be reduced by the amount of the Title Defect Value of such Title Defect at Closing with respect to any such Title Defect, (iii) Buyer shall have the right, as specified in Section 4.5(b), to exclude certain Allocated Properties affected by a Title Defect to a Surface Property as a Title Defect Exclusion, and (iv) the Title Defect Value of any such Title Defect shall be included in the calculation of the Title Defect Adjustment-Assets, Title Defect Adjustment-Non-Producing Interests or Title Defect Exclusions for purposes of the calculations in Sections 9.1(d) and 9.2(d).

4.6                               Post-Closing Cure of Title Defects.  In the event that the Title Defect giving rise to the exclusion of an Allocated Property from this Agreement as a Title Defect Exclusion, or to a Purchase Price or Wapiti Commitment reduction under Section 4.5(b) for the Title Defect Amount-Assets or Title Defect Amount-Non-Producing Properties, as applicable, is cured by Seller (provided Seller shall have no obligation to attempt to cure Title Defects) such that the post-curative Title Defect Value of such Title Defect, if any, is less than the Title Defect Threshold, and Seller delivers to Buyer pertinent information reasonably necessary to document the curative action, within 120 days after the Closing Date if not disputed and submitted to arbitration pursuant to Section 4.7 by Buyer within five (5) Business Days after Seller’s delivery of such information, or, if disputed and so submitted, immediately after the arbiter’s determination under Section 4.7, then (i) in the case of a Title Defect associated with an Allocated Property or a Wapiti Non-Producing Interest that was not excluded under this Agreement, Buyer shall pay to Seller with respect to a Title Defect related to an Allocated Property, or Buyer and Seller shall amend the Development Agreement to increase the Wapiti Commitment with respect to a Title Defect related to a Wapiti Non-Producing Interest, in each case, by an amount equal to the Title Defect Value of such Title Defect (or a different amount if Buyer and Seller so agree or the arbitrator so determines in accordance with Section 4.7), and (ii) in the case of an Allocated Property that was excluded from this Agreement, Seller shall have the option to put the excluded Allocated Property to Buyer, such put option shall be exercised by Seller delivering written notice to Buyer of Seller’s election to put the excluded Allocated Property to Buyer within 120 days after the Closing Date, and, in exchange for an assignment in the form of Exhibit D-1, effecting the transfer of the excluded Allocated Property, Buyer shall pay to Seller an amount equal to the associated Title Defect Exclusion (or a different amount if Buyer and Seller so agree or the arbitrator so determines in accordance with Section 4.7), (as agreed or resolved in the event of a dispute), adjusted as provided in Section 2.2, with respect to such Allocated Property.  Any dispute regarding matters arising under this Section 4.6 shall be resolved exclusively by arbitration using the procedures specified in Section 4.7.

4.7                               Post-Closing Arbitration of Title Defects and Interest Additions.  If the existence of a Title Defect, the adequacy of any title curative action, the Title Defect Value, the existence or amount of an Interest Addition or the existence or amount of a Casualty Loss (as defined in Section 4.11) is submitted to arbitration under Section 4.5(b), Section 4.5(e), Section 4.6 or Section 4.11, then the arbitration shall be conducted pursuant to this Section 4.7.  Any such arbitration shall be commenced, if at all, within 180 days after the Closing Date.

(a)                                 The arbitration shall be conducted before a single arbiter.  The arbiter shall be neutral, not represent or have recently represented either Party and shall be an attorney with at least ten years of experience in oil and gas law.

(b)                                 The Parties shall attempt to mutually agree on the arbiter; provided if the Parties are not able to mutually agree on the arbiter within 15 Business Days after a Party’s receipt of an election to arbitrate from the other Party, then, within five Business Days after the end of such 15 Business Day period, each Party shall submit to the other Party the name(s) of at least one, but not more than three, potential arbiters having the qualifications outlined in Section 4.7(a).  If there is one common name on the Parties’ lists, that person shall be the arbiter; but if there is more than one common name on the Parties’ lists, the arbiter shall be selected from the common names on the Parties’ lists by the mutual agreement of the Parties, or in absence of such agreement, by drawing straws.

(c)                                  In the event there are no common names on the Parties’ lists, the lists of potential arbiters submitted by the Parties shall be submitted to the American Arbitration Association (the “AAA”) on or before five Business Days after the submission of the Parties’ respective lists, and the AAA shall select the arbiter from the Parties’ lists.

(d)                                 The arbitration shall be conducted in accordance with this Agreement and the rules of the AAA as such rules are in effect on the date of this Agreement (the “AAA Rules”).  The arbiter shall make his or her determination and provide to the Parties written findings within 30 Business Days after selection of the arbiter.  The decision of the arbiter shall be final and non-appealable and, with respect to a dispute regarding the Title Defect Value or the value of an Interest Addition, shall be limited to awarding only Seller’s position or Buyer’s position.  The arbiter shall make a separate determination with respect to each Title Defect and Interest Addition submitted.

(e)                                  Each Party shall be responsible for paying its own costs of any arbitration conducted under this Section 4.7, and the costs of the arbiter shall be borne by the non-prevailing Party.  If more than one Title Defect or Interest Addition has been submitted, the costs of the arbiter shall be allocated by the arbiter on a Title Defect-by-Title Defect and Interest Addition-by-Interest Addition basis based upon the time spent by the arbiter with respect to each specific Title Defect and Interest Addition.

The written finding of the arbiter (i) need only set forth the arbiter’s award with respect to each Title Defect and Interest Addition and not the arbiter’s rationale for the award, and (ii) shall set forth the allocation of costs pursuant to Section 4.7(e).

4.8                               Changes in Product Prices; Well or Other Events.  Buyer shall assume all risk of loss with respect to, and there shall be no adjustment to the Purchase Price for, (a) changes in product prices and any other market factors or conditions attributable to the petroleum production industry as a whole in the region and (b) production declines or any adverse change in the production characteristics or downhole condition of a Well, including a Well watering out, experiencing a collapse in the casing or sand infiltration, whenever occurring, so long as such change is not the result of the gross negligence or willful misconduct of Seller.

4.9                               Consents.  Prior to Closing, Seller shall use its commercially reasonable efforts to obtain all consents from third parties that would be triggered in connection with the transfer of the Assets and the Wapiti Non-Producing Interests, the consummation of the transactions contemplated by this Agreement by Seller (including the Assignment contemplated by the Development Agreement) or a transfer of rights used in connection with the ownership or operation of the Assets or the Wapiti Non-Producing Assets (such consents, “Required Consents”) known to Seller relating to a transfer of its interest in the Assets or the Wapiti Non-Producing Interests, as applicable.  Buyer shall have the right to review and approve all requests for all consents prior to transmittal to the third party to request consent.  If Buyer discovers additional Required Consents during the course of Buyer’s Due Diligence Review, Buyer shall notify Seller promptly, and Seller shall use its commercially reasonable efforts to obtain such consents prior to Closing.  Notwithstanding the generality of the foregoing, the following types of consents shall not constitute Required Consents under this Section 4.9:  (x) consents to transfers of title by the Bureau of Land Management or a state, (y) consents set forth in, or arising out of, a farmout or similar agreement pursuant to which Seller has already satisfied all conditions for earning any interests that constitute a part of the Assets and Seller has received or is due an assignment of, the earned interests under such agreement, provided that such consent requirement does not clearly relate to the interest(s) earned as opposed to the right to earn an interest under such agreement, or (z) consents for a transfer of a leasehold interest which, if not obtained by the Closing Date, would not invalidate the conveyance of the Assets or the Wapiti Non-Producing Interests.  If (1) any Required Consent has not been obtained prior to Closing and the failure to obtain such Required Consent would cause (A) the assignment of the Assets or the Wapiti Non-Producing Interests affected thereby to Buyer to be void or (B) the termination of a Lease or a WNPI Lease under the express terms thereof, (2) a Required Consent is denied in writing, (3) a Required Consent is required from a governmental authority (other than a Required Consent that is customarily received post-closing), or (4) a Required Consent is not delivered that would adversely affect the ability of Buyer to process Hydrocarbons after the Closing Date, then, in the case of (1), (2), (3) or (4), that portion of the Assets or the Wapiti Non-Producing Interests for which such Required Consent (hereinafter, a “Specified Consent”) has not been obtained shall not be included with the Assets or the Wapiti Non-Producing Interests to be conveyed at the Closing, (a) with respect to an Allocated Property, the Purchase Price shall be reduced by the Allocated Value of that portion of the Assets for which such Specified Consent was not obtained or (b) with respect to any Wapiti Non-Producing Interest, the Parties will revise the Development Agreement to reduce the Wapiti Commitment by the WNPI Allocated Value of the Wapiti Non-Producing Interest for which such Specified Consent was not obtained,  as the case may be, and Seller shall use its commercially reasonable efforts to obtain such Specified Consent as promptly as possible following Closing.

In the event that a Required Consent is not of the type specified in (1), (2),  (3) or (4) of the preceding sentence, the portion of the Assets or the Wapiti Non-Producing Interest for which such a Required Consent shall be included with the Assets or Wapiti Non-Producing Interests, as applicable, conveyed at Closing and neither the Purchase Price nor the Wapiti Commitment shall be reduced with respect to such Required Consent or the portion of the Assets or Wapiti Non-Producing Interests affected thereby.  With respect to any Specified Consent, if Seller has obtained such Specified Consent or Buyer waives the obligation of Seller to obtain such Specified Consent on or before the Final Settlement Date, Seller (i) will convey the affected Asset or Wapiti Non-Producing Interest, as applicable, to Buyer, and (a) with respect to an

Allocated Property, Buyer shall pay the Allocated Value of the Allocated Properties subject to such Specified Consent by an upward adjustment to the Purchase Price on the Final Settlement Statement or (b) with respect to any Wapiti Non-Producing Interest, the Parties will amend the Development Agreement to increase the Wapiti Commitment by the amount by which the Wapiti Commitment was reduced in connection with the Closing for the Wapiti Non-Producing Interest subject to such Specified Consent.  With respect to any such Asset, Seller shall assign that portion of the Assets subject to such Specified Consent to Buyer, effective as of the Effective Time, subject to the terms hereof, and subject to the adjustments to the Purchase Price as set forth in Section 2.2 hereof.  Buyer shall reasonably cooperate with Seller in obtaining any Required Consent, expressly including any Specified Consent, including providing assurances of financial condition.  All consents from third parties that are not Required Consents or Specified Consents as described in Section 4.9 shall not be required to be obtained by Seller prior to Closing, and Buyer assumes all risks with respect thereto.

This Section 4.9 shall not apply to the NFR Participation Agreement or the NFR Properties, which shall be governed by Section 4.12, below.

4.10                        Preferential Purchase Rights; Rights of First Refusal.  Seller shall use its commercially reasonable efforts to comply with all preferential purchase rights or rights of first refusal that are triggered in connection with the consummation of the transactions contemplated by this Agreement, including the transfer of the Assets and the Wapiti Non-Producing Interests, by sending notice of this Agreement, within five Business Days after execution of this Agreement, to all persons holding such rights, offering to sell to each such person that portion of the Assets or Wapiti Non-Producing Interests, as applicable, for which such a right is held for an amount equal to the Allocated Values of the subject Allocated Properties or with respect to the Wapiti Non-Producing Interests, the WNPI Allocated Values, and subject to all other terms and conditions of this Agreement.  If, during the course of its Due Diligence Review, Buyer discovers any additional preferential purchase rights or rights of first refusal that are triggered in connection with the consummation of the transactions contemplated by this Agreement (including the Assignment contemplated by the Development Agreement), Buyer shall promptly notify Seller.  If, prior to Closing, any of such persons asserting a preferential purchase right or rights of first refusal notifies Seller that it intends to consummate the purchase of that portion of the Assets or Wapiti Non-Producing Interests to which it holds such right pursuant to the terms and conditions of such notice and this Agreement, then (a) with respect to the Assets, such Assets shall be excluded from the Assets identified in this Agreement, and the Purchase Price shall be reduced by the Allocated Values of the Allocated Properties included in such excluded Assets and (b) with respect to the Wapiti Non-Producing Interests, such Wapiti Non-Producing Interests shall be excluded from the Wapiti Non-Producing Interests being transferred at Closing, and the Parties will revise the Development Agreement to reduce the Wapiti Commitment by an amount equal to the WNPI Allocated Value associated with the affected Wapiti Non-Producing Interest;  provided, however, that if the holder of such right is required to consummate, but fails to consummate the purchase of such Assets or Wapiti Non-Producing Interests on or prior to the Closing Date, then Seller shall notify Buyer, and (a) with respect to the Assets, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets to which such right was asserted for such Allocated Values or (b) with respect to the Wapiti Non-Producing Interests, the Parties will not revise the Development Agreement to reduce the Wapiti Commitment.

On the Closing Date, if the time period for exercising any preferential purchase right or right of first refusal has not expired, but no notice of waiver (nor of the exercise of such right) has been received from the holder thereof, then (a) with respect to the Assets, Seller shall retain the affected Asset, and the Purchase Price shall be reduced by the Allocated Value of the affected Asset at Closing and (b) with respect to the Wapiti Non-Producing Interests, the Parties will revise the Development Agreement to reduce the Wapiti Commitment by an amount equal to the WNPI Allocated Value of the affected Wapiti Non-Producing Interest.  Within sixty (60) days after Closing, (i) Seller and Buyer shall convey to Buyer and Buyer shall pay for (for the Allocated Value of such Assets as adjusted in accordance with this Agreement) all Assets retained by Seller pursuant to the immediately preceding sentence or (ii) the Parties will amend the Development Agreement to increase the Wapiti Commitment by the amount by which the Wapiti Commitment was reduced in connection with the Closing for the Wapiti Non-Producing Interest retained by Seller pursuant to the immediately preceding sentence, in each case for which the preferential purchase rights or rights of first refusal have been waived or the time period for responding to which have expired without exercise of such right.  If any holder of a preferential purchase right initially elects to exercise that right, but, after the Closing Date, refuses to consummate the purchase of the affected Asset(s) or Wapiti Non-Producing Interest, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the transactions contemplated by this Agreement, (i) with respect to the Assets, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to this Agreement), and (ii) with respect to the Wapiti Non-Producing Interests, the Parties will amend the Development Agreement to increase the Wapiti Commitment by the amount by which the Wapiti Commitment was reduced in connection with the Closing for the Wapiti Non-Producing Interest retained by Seller pursuant to this Section 4.10, and, in each case, the closing of such transaction shall take place on a date designated by Seller not more than one hundred twenty (120) days after the Closing Date, and, with respect to the Assets, may include such portion of the Purchase Price in the Final Settlement Statement.

This Section 4.10 shall not apply to the NFR Participation Agreement or the NFR Properties, which shall be governed by Section 4.12, below.

4.11                        Casualty Loss.  Prior to Closing, if any material portion of an Allocated Property is destroyed by fire or other casualty or if a portion of an Allocated Property is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”) (provided that none of the matters covered by Section 4.8 shall constitute a Casualty Loss), the Purchase Price shall be reduced by the least of the Allocated Value of the Allocated Property affected by such Casualty Loss, or the estimated cost to repair such Allocated Property (with equipment of similar utility), or other appropriate reduction to the Purchase Price, not to exceed the Allocated Value of the Allocated Property affected by such Casualty Loss (the Purchase Price adjustment is herein called the “Net Casualty Loss”), and Seller shall retain all insurance proceeds, rights to make claims and receive proceeds under any insurance proceeds, and all claims against third parties with respect to such Casualty Loss.  Seller, at its option, may elect to cure such Casualty Loss.  If Seller elects to cure such Casualty Loss, Seller may replace any equipment that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any personal property with personal property of similar nature and kind if such property is acceptable to Buyer in its reasonable discretion.  If Seller elects to cure the Casualty Loss and does in fact cure the Casualty Loss to the reasonable satisfaction of Buyer, there shall be no adjustment to the Purchase Price.  Any dispute regarding matters arising under this Section 4.11 shall be resolved exclusively by arbitration using the procedures specified in Section 4.7.

4.12                        Agreements concerning NFR Properties.  Prior to Closing, Seller shall use its commercially reasonable efforts to obtain (a) the consent of NFR to the transfer of Seller’s interest in the NFR Participation Agreement,  the Assets and the Wapiti Non-Producing Interests subject to the NFR Participation Agreement in connection with the consummation of the transactions contemplated by this Agreement and (b) the waiver by NFR, or the expiration, of any tag-along rights or first purchase rights of NFR under the NFR Participation Agreement that are triggered in connection with the consummation of the transactions contemplated by this Agreement.  In the event that (1) NFR does not provide any consent required under the NFR Participation Agreement or (2) NFR exercises its first purchase rights under the NFR Participation Agreement, (x) the NFR Participation Agreement and the Assets or Wapiti Non-Producing Interests subject thereto shall not be included with the Assets or Wapiti Non-Producing Assets to be conveyed at the Closing and (y)(1) with respect to an Allocated Property, the Purchase Price shall be reduced by the Allocated Value of that portion of the NFR Properties that are Assets for which such consent was not obtained and (y)(2) with respect to any Wapiti Non-Producing Interest, the Parties will revise the Development Agreement to reduce the Wapiti Commitment by the WNPI Allocated Value of the NFR Properties that are Wapiti Non-Producing Interests, as the case may be.  If NFR does not provide such consent and does not exercise its first purchase rights or tag-along rights under the NFR Agreement, Seller shall use its commercially reasonable efforts to obtain such consent as promptly as possible following the Closing.  In the event that NFR timely exercises its tag-along rights, the Buyer and the Seller will cooperate with each other to determine an appropriate resolution that would permit the Parties to maintain a uniform interest in such properties.  Buyer and Seller shall reasonably cooperate with each other in discussions with NFR and in obtaining the consent and waivers described in this Section 4.12, expressly provided that Buyer shall be entitled to exclude the Assets and the Wapiti Non-Producing Interests but they will not be considered Title Defects.  For purposes of this Agreement, “NFR” means NFR Uinta Basin LLC, “NFR Participation Agreement” means that certain Participation Agreement, dated July 25, 2007, by and between Seller and NFR, and “NFR Properties” means the properties and assets owned by NFR that are the subject of the NFR Participation Agreement.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1                               Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings:

“Environmental Defect” means a condition in, on or under the Assets or the Wapiti Non-Producing Interests (including air, land, soil, surface and subsurface strata, surface water, ground water, or sediments) that causes any portion of the Assets or the Wapiti Non-Producing Interests to be in violation of an Environmental Law or a condition that can reasonably be expected to give rise to costs or liability under applicable Environmental Laws.

“Environmental Law” means any statute, rule, regulation, code or order, issued by any federal, state, or local governmental entity in effect on or before the Effective Time relating to the protection of the environment or the release or disposal of waste materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Emergency Planning and Community Right to Know Act (U.S.C. 42 §§ 11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.) as amended, and all other federal, state, tribal and local laws, rules, regulations and orders relating to reclamation of land, wetlands and waterways or relating to use, storage, emissions, discharges, cleanup, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances on or into the workplace or the environment (including ambient air, oceans, waterways, wetlands, surface water, ground water (tributary and non-tributary), land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or similar substances, as all of the foregoing may be amended, supplemented or reauthorized from time to time.

“Remediation” and “Remediate” mean actions taken to correct an Environmental Defect.  “Remediated,” with respect to a portion of the Assets or the Wapiti Non-Producing Interests, shall mean that Remediation has been completed with respect to that portion of the Assets or the Wapiti Non-Producing Interests.  “Remediation,” “Remediate” and “Remediated” shall involve the response or remedy required or allowed under Environmental Law that addresses the Environmental Defect at the most reasonable cost in view of the Environmental Defect (considered as a whole taking into consideration any material negative impact such response may have on the operations of the relevant Assets or Wapiti Non-Producing Interests and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws, and may include engineering or institutional controls, such as restrictive covenants, in lieu of excavation and off-site disposal of contaminated soil.

5.2                               NORM and Asbestos.  Some production equipment may contain asbestos and/or naturally-occurring radioactive material (“NORM”).  In this regard, Buyer and Seller expressly understand that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, that said wells, materials and equipment located on or associated with the Assets or the Wapiti Non-Producing Interests may contain NORM and that NORM-containing material may have been buried or otherwise disposed of on the Assets or the Wapiti Non-Producing Interests.  Buyer and Seller also expressly understand that special procedures may be required for the Remediation, removal, transportation and disposal of asbestos or NORM from the Assets or the Wapiti Non-Producing Interests where such material may be found and that, upon Closing and subject to Buyer’s rights in this Article 5, Buyer assumes all liability for or in connection with the assessment, containment, removal, Remediation, transportation and disposal of any such materials, in accordance with all past, present or future applicable laws, rules, regulations and other requirements of any governmental or judicial entities having jurisdiction and also with the terms and conditions of all applicable leases and other contracts.

5.3                               Environmental Assessment.  Upon advance notice to Seller, prior to the Closing, Buyer may conduct an on-site inspection, environmental assessment and compliance audit of the Assets and the Wapiti Non-Producing Interests (an “Environmental Assessment”) at Buyer’s sole risk and expense.  All such Environmental Assessments shall be conducted pursuant to the terms and conditions of the Environmental Access Agreement between the Seller and the Buyer dated December     , 2011.  IN CONNECTION WITH THE GRANTING OF SUCH ACCESS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED.  BUYER AGREES TO RELEASE, INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER AGAINST ALL LOSSES ARISING FROM OR RELATED TO THE ACTIVITIES OF BUYER, ITS EMPLOYEES, AGENTS, CONTRACTORS AND OTHER REPRESENTATIVES IN CONNECTION WITH BUYER’S ENVIRONMENTAL ASSESSMENT, EXCEPT TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER.  THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

5.4                               Adjustments for Environmental Defects.

(a)                                 Notice of Environmental Defects.  Buyer shall give Seller written notice of all Environmental Defects affecting the Assets and the Wapiti Non-Producing Interests which Buyer’s Environmental Assessment reveals.  To give Seller an opportunity to commence reviewing and curing alleged Environmental Defects, Buyer shall regularly and promptly deliver Notice(s) of Environmental Defects to Seller up to and through the Defect Notice Deadline; provided that failure to provide a preliminary notice of an Environmental Defect shall not prejudice Buyer’s right to assert such Environmental Defect in a final Notice of Environmental Defects.  The final notice of Environmental Defects and evidence thereof shall be delivered on or before the Defect Notice Deadline.  Buyer will be deemed to have conclusively waived (A) any Environmental Defect about which it fails to notify Seller in writing prior to the Defect Notice Deadline and (B) any Environmental Defect as to any single incident with respect to which the Environmental Defect Value is less than $25,000.00 (the “Environmental Defect Threshold”).

(b)                                 Defect Adjustments.

(i)                                     Seller shall have the option, but not the obligation, to attempt to cure, on or before the Closing, any Environmental Defect affecting the Assets or the Wapiti Non-Producing Interests that is timely identified under Section 5.4(a).

(ii)                                  With respect to each Environmental Defect timely asserted by Buyer and not cured by Seller by the Closing, Buyer and Seller shall attempt in good faith to reach agreement by Closing on the existence of the Environmental Defect and, if they reach agreement, (A) with respect to an Environmental Defect affecting the Assets, an adjustment to the Purchase Price which shall be reflected on the Preliminary Settlement Statement or, (B) with respect to an Environmental Defect affecting the Wapiti Non-Producing Interests, the amount of any reduction of the Wapiti Commitment, as the case may be, in each case which adjustments shall reflect one half of the cost to Remediate such Environmental Defect with respect to the Asset or Wapiti Non-Producing Interest to be conveyed hereby

(“Environmental Defect Value”).  If the Environmental Defect Value, together with the aggregate Environmental Defect Values attributable to any other Environmental Defects affecting any individual Allocated Property or such Wapiti Non-Producing Interest, as applicable, exceeds (A) thirty-five percent (35%) of the Allocated Property’s Allocated Value with respect to the Asset or (B) thirty-five percent (35%) of the WNPI Allocated Value with respect to the Wapiti Non-Producing Interest, Buyer or Seller may exclude (A) such affected Allocated Property from the Assets (an “Environmental Defect Exclusion-Assets”) or (B) such affected Wapiti Non-Producing Interest from the Wapiti Non-Producing Interests (an “Environmental Defect Exclusion-Non-Producing Interests,” and together with any Environmental Defect Exclusion-Assets, the “Environmental Defect Exclusions”) and, if excluded, (A) with respect to the Asset, the Purchase Price shall be reduced by the Allocated Value of such Allocated Property and (B) with respect to any such excluded Wapiti Non-Producing Interest, the Parties shall revise the Development Agreement to reduce the Wapiti Commitment by the WNPI Allocated Value of such Wapiti Non-Producing Interest.

(iii)                               Except for Environmental Defect Exclusions, there shall be no reduction to the Purchase Price or Wapiti Commitment under Section 5.4(b)(ii) except (a) to the extent that (1) the aggregate amount of all Environmental Defect Values associated with the Assets in excess of the Environmental Defect Threshold with respect to un-Remediated and unwaived Environmental Defects associated with the Assets exceeds (2) an amount equal to $311,250 (the “Environmental Defect Deductible Amount-Assets”), and then only to the extent that such amount exceeds the Environmental Defect Deductible Amount-Assets, and (b) to the extent that (1) the aggregate amount of all Environmental Defect Values associated with the Wapiti Non-Producing Properties in excess of the Environmental Defect Threshold with respect to un-Remediated and unwaived Environmental Defects associated with the Wapiti Non-Producing Interests exceeds (2) an amount equal to $225,000 (the “Environmental Defect Deductible Amount-Non-Producing Interests”), and then only to the extent that such amount exceeds the Environmental Defect Deductible Amount-Non-Producing Interests.  The Purchase Price reduction pursuant to this Section 5.4(b) with respect to the Assets shall be deemed the “Environmental Defect Adjustment-Asset.”  The Wapiti Commitment reduction pursuant to this Section 5.4(b) with respect to the Wapiti Non-Producing Interests shall be deemed the “Environmental Defect Adjustment-Non-Producing Interests.”

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 5.5, below, in the event that Buyer and Seller are unable to reach agreement as of the Closing as to the existence of an Environmental Defect or the Environmental Defect Value of any Environmental Defect, (A) any such disagreement shall be resolved after the Closing exclusively by arbitration using the procedures specified in Section 5.6, (B) the Purchase Price or the Wapiti Commitment will be reduced by the amount of the Environmental Defect Value of such Environmental Defect at Closing with respect to any such Environmental Defect, (C) Buyer shall have the right, as specified in Section 5.4(b)(ii), to exclude certain Allocated Properties or Wapiti Non-Producing Interests affected by any such Environmental Defect as an Environmental Defect Exclusion and (D) the Environmental Defect Value of any such Title Defect shall be included in the calculation of the Title Defect Adjustment-Assets, Title Defect Adjustment-Non-Producing Interests or Title Defect Exclusions for purposes of the calculations in Sections 9.1(d) and 9.2(d).

5.5                               Post-Closing Cure of Environmental Defects.

(a)                                 In the event that Seller Remediates any Environmental Defect giving rise to a reduction to the Purchase Price or Wapiti Commitment under Section 5.4(b)(ii) such that the post-Remediation Environmental Defect Value, if any, is less than the Environmental Defect Threshold, and delivers to Buyer pertinent information reasonably necessary to document the Remediation actions, within 120 days after the Closing Date, if not disputed and submitted to arbitration pursuant to Section 5.6 by Buyer within five (5) Business Days after Seller’s delivery of such information, or, if disputed and so submitted, immediately after the arbiter’s decision under Section 5.6, then (i)  in the case of an Environmental Defect associated with an Allocated Property that was excluded under this Agreement, Buyer shall pay to Seller an amount equal to the Environmental Defect Value (or such different amount if Buyer and Seller agree, or an arbitrator so determines in accordance with Section 5.6) of such Environmental Defect, (ii) in the case of an Environmental Defect associated with an Allocated Property that was excluded under this Agreement, Seller shall have the option to put the excluded Allocated Property to Buyer, (iii) in the case of an Environmental Defect associated with a Wapiti Non-Producing Interest that was not excluded under this Agreement, Buyer and Seller will amend the Development Agreement to increase the Wapiti Commitment by the amount by which the Wapiti Commitment was reduced in connection with the Closing on account of such Wapiti Non-Producing Interest (or such different amount if Buyer and Seller agree, or an arbitrator so determines in accordance with Section 5.6) or (iv) in the case of an Environmental Defect associated with a Wapiti Non-Producing Interest that was excluded under this Agreement, Seller shall have the option to put the excluded Wapiti Non-Producing Interest to Buyer.  Seller shall exercise the put right specified in subsection (ii) of the preceding sentence by delivering written notice to Buyer of the election to put the Remediated Allocated Property to Buyer within 120 days after the Closing Date or immediately after the arbiter’s determination under Section 5.6, if applicable, and upon receipt of an assignment in the form of Exhibit D-1 effecting the transfer to Buyer of such Remediated Allocated Property, Buyer shall pay to Seller an amount equal to the Allocated Value (or a different amount if Buyer and Seller so agree or the arbitrator so determines in accordance with Section 5.6) of such Remediated Allocated Property, adjusted as provided in Section 2.2 with respect to such Allocated Property.  Seller shall exercise the put right specified in subsection (iv) of this Section 5.5(a) by delivering written notice to Buyer of the election to put the Remediate Wapiti Non-Producing Interest to Buyer within 120 days after the Closing Date, and upon receipt of an assignment in the form of Exhibit D-2 effecting the transfer to Buyer of a such Remediated Wapiti Non-Producing Interest, Buyer and Seller will amend the Development Agreement to increase the Wapiti Commitment by the amount by which the

Wapiti Commitment was reduced (or a different amount if Buyer and Seller so agree or the arbitrator so determines in accordance with Section 5.6) in connection with the Closing on account of such Wapiti Non-Producing Interest.  Nothing in this Section 5.5 shall be construed to create any obligation on the part of Seller to Remediate any Environmental Defect.

(b)                                 If, with respect to an Allocated Property or a Wapiti Non-Producing Interest excluded pursuant to Section 5.4(b): (i) Seller desires to dispute Buyer’s assertion of an Environmental Defect or the associated Environmental Defect Value, or (ii) Buyer disputes the effectiveness of Seller’s Remediation actions, then in either case such dispute shall be resolved exclusively by arbitration using the procedures specified in Section 5.6.  If the final determination of the arbiter establishes that, after giving effect to any Remediation efforts, either an Environmental Defect does not in fact exist or the Environmental Defect Value is less than the Environmental Defect Threshold, then Buyer shall, (x) upon receipt of an assignment in the form of Exhibit D-1 effecting the assignment of the Remediated Allocated Property to Buyer, pay to Seller, an amount equal to the Allocated Value of such Remediated Allocated Property, adjusted as provided in Section 2.2 with respect to such Allocated Property or (y) upon receipt of an assignment in the form of Exhibit D-2 effecting the assignment of the Wapiti Non-Producing Interest to Buyer, Buyer and Seller will amend the Development Agreement to increase the Wapiti Commitment by the amount by which the Wapiti Commitment was reduced in connection with the Closing on account of such Wapiti Non-Producing Interest.  If the final determination of the arbiter establishes otherwise, Seller shall retain the excluded Allocated Property or the Wapiti Non-Producing Interest, as applicable, and the Environmental Defect Exclusion shall remain in effect, and subject to Section 5.5(a), above.

5.6                               Post-Closing Arbitration of Environmental Defects.  If, pursuant to Section 5.5 the existence of an Environmental Defect, the Environmental Defect Value or the adequacy of Seller’s Remediation efforts is submitted to arbitration, then the arbitration shall be conducted pursuant to this Section 5.6.

(a)                                 The arbitration shall be conducted before a single arbiter.  The arbiter shall be neutral, not represent or have recently represented either Party and shall be an attorney with at least ten years of experience in environmental law.

(b)                                 The Parties shall attempt to mutually agree on the arbiter; provided if the Parties are not able to mutually agree on the arbiter within 15 Business Days after a Party’s receipt of an election to arbitrate from the other Party, then within five Business Days after the end of such 15 Business Day period, each Party shall submit to the other Party the name(s) of at least one, but not more than three, potential arbiters having the qualifications outlined in Section 5.6(a).  If there is one common name on the Parties’ lists, that person shall be the arbiter; but if there is more than one common name on the Parties’ lists, the arbiter shall be selected from the common names on the Parties’ lists by the mutual agreement of the Parties, or in absence of such agreement, by drawing straws.

(c)                                  In the event there are no common names on the Parties’ lists, the lists of potential arbiters submitted by the Parties shall be submitted to the AAA on or before five Business Days after the submission of the Parties’ respective lists, and the AAA shall select the arbiter from the Parties’ lists.

(d)                                 The arbitration shall be conducted in accordance with this Agreement and the AAA Rules.  The arbiter shall make his or her determination and provide to the Parties written findings within 30 Business Days after selection of the arbiter.  The decision of the arbiter shall be final and non-appealable.  The arbiter shall make a separate determination with respect to each Environmental Defect submitted.

(e)                                  Each Party shall be responsible for paying its own costs of any arbitration conducted under this Section 5.6, and the costs of the arbiter shall be borne by the non-prevailing Party.  If more than one Environmental Defect has been submitted, the costs of the arbiter shall be allocated by the arbiter on an Environmental Defect-by-Environmental Defect basis based upon the time spent by the arbiter with respect to each specific Environmental Defect.

The written finding of the arbiter (i) need only set forth the arbiter’s award with respect to each Environmental Defect and not the arbiter’s rationale for the award, and (ii) shall set forth the allocation of costs pursuant to Section 5.6(e).

ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of the date of this Agreement and as of the Closing Date, except where a specific date is specified:

6.1                               Existence.  Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified as a foreign corporation in the State of Utah, and in those other states in which the failure to so qualify would have a Material Adverse Effect.  The term “Material Adverse Effect” for the purposes of this Agreement means any change, development, or effect (individually or in the aggregate) that has had or would reasonably be likely to have a material adverse effect on the ownership, operation or financial conditions of the Assets or the Wapiti Non-Producing Interests taken as a whole as currently operated on the date of this Agreement or materially impair Seller’s ability to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not include any change, development or effect resulting from (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets or the Wapiti Non-Producing Interests are located, the United States or worldwide, (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets or the Wapiti Non-Producing Interests are located, (d) acts of God, including hurricanes, storms or other naturally occurring events, (e) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder, (f) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement, (g) Casualty Losses, (h) changes in the prices of Hydrocarbons and (i) natural declines in well performance within the parameters of the regularly prepared reserve reports.

6.2                               Power and Authority.  Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this Agreement and under such documents.  The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Seller at Closing will not violate, nor be in conflict with, (i) any provision of Seller’s organizational or governing documents, (ii) except as set forth herein, any agreement or instrument to which Seller is a party or is bound or its property is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller, except in the case of clauses (ii) and (iii) where such violation or conflict would not have a Material Adverse Effect.

6.3                               Authorization.  The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the contemplated transaction have been duly and validly authorized by all requisite corporate action on the part of Seller.

6.4                               Execution and Delivery.  This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been, duly executed and delivered.  This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

6.5                               Foreign Person.  Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in such Code, and any regulations promulgated thereunder).

6.6                               Liabilities for Brokers’ Fees.  Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

6.7                               Taxes.

(a)                                 Except as set forth in Schedule 6.7, each return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (a “Tax Return”) required to be filed with respect to the Assets or the Wapiti Non-Producing Interests has been timely and properly filed in all material respects, and Seller has timely and properly paid all material Taxes that Seller is obligated to pay with respect to the Assets or the Wapiti Non-Producing Interests (whether or not such Taxes are reflected on a Tax Return).

(b)                                 No Asset or Wapiti Non-Producing Interest is subject to a tax partnership agreement or provision requiring a partnership tax income tax return to be filed under applicable Legal Requirement.

(c)                                  Neither Seller nor its Affiliates have received written notice of any pending claim against Seller or its Affiliates (which remains outstanding) from any applicable taxing authority for assessment of Taxes with respect to the Assets or the Wapiti Non-Producing Interests, and there are no unresolved audits, suits, proceedings, assessments, reassessments, deficiency claims, or other claims relating to any Taxes of Seller or its Affiliates with respect to the Assets or the Wapiti Non-Producing Interests of which Seller has received written notice from any applicable taxing authority.

(d)                                 There are no liens for Taxes on any of the Assets or the Wapiti Non-Producing Interests, other than liens constituting Permitted Encumbrances.

6.8                               Bankruptcy.  There are no bankruptcy, reorganization, or arrangement proceedings being contemplated by Seller or, to Seller’s knowledge, pending or threatened against Seller, and Seller is not insolvent and will not be rendered insolvent as a result of the transactions contemplated by this Agreement.  The Purchase Price and terms and conditions of this Agreement and the Development Agreement constitute reasonably equivalent value in exchange for the Assets or the Wapiti Non-Producing Interests, and Seller is not transferring the Assets and the Wapiti Non-Producing Interests with any intent to hinder, delay or defraud any entity to which Seller is indebted

6.9                               Litigation.  Except as set forth in Schedule 6.9 (“Existing Seller Claims”), there is no action, suit, proceeding, claim or investigation, pending or, to its knowledge, threatened, against Seller or any of the Assets, the Wapiti Non-Producing Interests or the ownership or operation thereof in any court or by or before any governmental authority or arbitration or mediation.  No Existing Seller Claim will have a Material Adverse Effect.  No condemnation or eminent domain proceedings are pending, or, to Seller’s knowledge, threatened, by any governmental authority affecting any of its Assets or Wapiti Non-Producing Interests.

6.10                        No Notice of Violation.  Except as set forth in Schedule 6.10, Seller has not received written notice of, and does not otherwise have knowledge of, any continuing or uncured violation on the part of Seller of any laws, rules or regulations of any in any municipality or governmental, statutory or public authority that has the authority to control or regulate any Allocated Property or the Wapiti Non-Producing Interests in any manner; and any applicable federal, state, local, municipal, foreign, international, or multinational laws, orders, constitutions, ordinances, or rules, including rules of common law, regulations, statutes, treaties, or other legally enforceable directives or requirements, and orders of general applicability in the area (including Environmental Laws) (collectively, “Legal Requirements”); applicable to the Assets or of any license or permit, which violation or violations would have a Material Adverse Effect on the value of Seller’s interest in any of the Assets or the Wapiti Non-Producing Interests.

6.11                        Material Agreements; Notice of Defaults.  Except as set forth in Schedule 6.11, Seller has not received written notice of, and does not otherwise have knowledge of, any continuing or uncured default on the part of Seller with respect to any contractual obligation (including any Lease, WNPI Lease or Material Agreement), which default or defaults would, singly or in the aggregate, result in a Material Adverse Effect.  As used solely in this Section 6.11, “Material” shall additionally mean, as to any contract, the potential to result in (i) liability for payments by the owner of the Assets or Wapiti Non-Producing Interests after the Closing Date of more than $250,000 in the aggregate, or (ii) any impairment of the operations of the affected Asset(s) or Wapiti Non-Producing Interests in the absence of such a payment.

6.12                        Production Sales Contracts.  Except for the contracts set forth in Exhibit B-1, Seller’s interest in the Assets or the Wapiti Non-Producing Interests is not subject to any contract for the sale of Hydrocarbons attributable to periods after the Effective Time other than contracts that can be terminated on 90 days’ or less notice without payment of penalty or damages.  Except as set forth in Schedule 6.12, Seller’s interest in the Assets or the Wapiti Non-Producing Interests is not encumbered by any obligation under a sales contract, hedging contract, take-or-pay clause, or any similar arrangement, to deliver Hydrocarbons produced from such interest in the Assets or the Wapiti Non-Producing Interests without receiving payment at the time of or subsequent to delivery, or to deliver Hydrocarbons in the future for which payment has already been received (e.g., a “forward” sale contract).

6.13                        Current Plugging Obligations.  Except as set forth in Schedule 6.13, Seller has not received any notices or demands from governmental authorities or other third parties to plug any Wells or any other oil and gas wells located on the Wapiti Non-Producing Interests, and has complied in all material respects with applicable state or federal regulatory requirements concerning the obligations to plug and abandon wells on the Assets or any other oil and gas wells located on the Wapiti Non-Producing Interests.

6.14                        Imbalances.  Except as set forth in Schedule 6.14, to Seller’s knowledge, there were no wellhead gas production imbalances with respect to the Wells as of the Effective Time.

6.15                        Governmental Licenses.  Except as set forth in Schedule 6.15, Seller has obtained all material governmental permits, licenses, registrations and other authorizations required to be obtained by Seller to own the Wapiti Non-Producing Interests, and to own and, with respect to that portion of the Assets, if any, operated by Seller, to operate the Assets.

6.16                        Compliance with Laws.  Except for violations that in the aggregate would not have a Material Adverse Effect, Seller is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, any law, rule, regulation, ordinance, order, writ, decree or judgment of any governmental authority applicable to the Assets or the Wapiti Non-Producing Interests (excluding Royalties and Environmental Laws, which are addressed in other provisions of this Agreement).  To Seller’s knowledge, there are no material defects, defaults or other violations in connection with the requests for permits in the proposed plans for the development of the Assets, including, but not limited to the pending Environmental Impact Statement pending for approval with respect to the Assets and the Wapiti Non-Producing Interests.

6.17                        Suspense Accounts.  Except as set forth in Schedule 6.17, as of the Effective Time, Seller did not hold any third party funds in suspense with respect to production of Hydrocarbons from any of the Assets other than amounts less than the statutory minimum amount that Seller is permitted to accumulate prior to payment.

6.18                        Compliance with Leases.  Seller is in compliance in all material respects with the Leases and the WNPI Leases, including all express and implied covenants thereunder, and no written demands or written notices of default or non-compliance have been issued to or received by Seller.

6.19                        Wells and Equipment.  Except as set forth on Schedule 6.19, all currently producing Wells, all injection, disposal or water producing wells and related equipment are in an operable state of repair adequate in all material respects to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

6.20                        Non-Consent Operations.  Except as set forth on Schedule 6.20 and except for the operations presented to Buyer after the date of this Agreement pursuant to Section 8.1(b) for which Buyer has not provided its consent, Seller has not elected not to participate in any operation or activity proposed with respect to the Assets which could result in any of Seller’s interest in such Assets or the Wapiti Non-Producing Interests becoming subject to a material penalty or forfeiture as a result of such election not to participate in such operation or activity, unless such penalty or forfeiture is reflected in the “Before Payout” interests set forth on Exhibit A-2.

6.21                        Outstanding Capital Commitments.  As of the date of this Agreement, there are no outstanding AFEs which are binding on the Assets or the Wapiti Non-Producing Interests and which Seller reasonably anticipates will individually require expenditures by Seller or its successor in interest from and after the Effective Time in excess of Fifty Thousand Dollars ($50,000), other than as shown on Schedule 6.21.

6.22                        Transfer Restrictions.  Except as set forth on Schedule 6.22:

(a)                                 there are no Material Agreements, the transfer of which to Buyer is prohibited by any bona fide third party restriction to such assignment that is not a Permitted Encumbrance;

(b)                                 there are no preferential purchase rights enabling any Person to purchase or acquire any Asset or the Wapiti Non-Producing Interests or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby;

provided, however, that any breach of this Section 6.22 by Seller shall be deemed waived if Seller obtains the consent of the applicable third party, otherwise removes the applicable restriction to assignment, obtains a waiver of such preferential purchase right prior to Closing or if such consent, restriction or preferential purchase right is otherwise addressed by the Parties under Sections 4.9 or 4.10.

6.23                        Farmouts and Other Rights to Earn an Interest.  Other than with respect to rights of non-consenting parties under an operating agreement to obtain a reconveyance of their interests upon the satisfaction of applicable non-consent penalties as listed on Schedule 6.23, none of the Assets or Wapiti Non-Producing Interests are subject to any contract by which any third Person (other than Buyer) has a right to acquire an interest in the Assets or the Wapiti Non-Producing Interests, whether by the payment of cash, the drilling of a well or wells or payment of any other consideration or performance of any other act.

6.24                        AMI and Other Commitments.  None of the contracts affecting the Assets or the Wapiti Non-Producing Interests (a) contains an area of mutual interest provision that would be binding upon Buyer after the Closing, (b) obligates Seller, or Buyer after the Closing, to sell any interest in the Assets or the Wapiti Non-Producing Interests or to purchase any leasehold interest or other asset or (c) obligates Buyer after the Closing to employ and/or pay for a drilling rig.

6.25                        Production Reporting.  All reports to Federal, state, county and local agencies and authorities containing information on volumes of production of any substance from the Assets or injection of any substance into the Assets filed within seven (7) years of the date of this Agreement were true and correct in all material respects as to all volumes of all substances reported.

ARTICLE 7
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties as of the date of this Agreement and as of the Closing Date:

7.1                               Existence.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to do business in the State of Utah.

7.2                               Power and Authority.  Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents.  The consummation of the transactions contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with:  (a) any provision of Buyer’s organizational or governing documents, (b) any agreement or instrument to which Buyer is a party or is bound, or (c) any judgment, decree, order, statute, rule or regulation applicable to Buyer, except in the case of clauses (b) and (c) where such violation or conflict would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

7.3                               Authorization.  The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the contemplated transaction have been duly and validly authorized by all requisite action on the part of Buyer.

7.4                               Execution and Delivery.  This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered.  This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (b) general principles of equity, and (c) the power of a court to deny enforcement of remedies generally based upon public policy.

7.5                               Liabilities for Brokers’ Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

7.6                               Litigation.  There is no action, suit, proceeding, claim or investigation, pending or, to its knowledge, threatened, against Buyer in any court or by or before any governmental authority or arbitration or mediation that materially impedes or is likely to materially impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.

7.7                               Independent Evaluation.  Buyer is knowledgeable about the oil and gas business, and Buyer is aware of its risks.  Buyer has been afforded the opportunity to examine the Records and other materials made available to it by Seller and Seller’s authorized representatives with respect to the Assets (the “Background Materials”).  The Background Materials include files, or copies thereof, that Seller has used in its normal course of business and other information about the Assets that Seller and Seller’s authorized representatives have compiled or generated, all data and information made available for Buyer’s review in the data room for the transactions contemplated hereby, and all information communicated to Buyer or its representatives in presentations, answers to questions or otherwise in the data room or otherwise in connection with the transactions contemplated hereby; provided, however, Buyer acknowledges and agrees that neither Seller nor any other Seller Indemnified Party has made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Background Materials or, except for the representations and warranties of Seller contained in this Agreement, as to any other information relating to the Assets, furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including any estimate with respect to the value of the Assets or reserves, the ability to obtain required permits, spacing orders including increased density spacing orders, exceptions or other approvals that may be necessary to develop the Assets, the spacing pattern that may apply to the Assets, the availability or adequacy of facilities or capacity for gathering, compressing, treating, transporting, storing or processing Hydrocarbons produced from the Wells or any additional wells drilled on the Assets; whether adequate rights-of-way exist for facilities for gathering, compressing, treating, transporting, storing or processing Hydrocarbons that are included in the Assets, or any projections as to events that could or could not occur.  In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves attributable to the Assets and the prices that may be received for Hydrocarbons produced therefrom.  Except as expressly provided in this Agreement, neither Seller nor any other Seller Indemnified Party shall have any liability to Buyer or its Affiliates, agents, representatives or employees resulting from any use of, authorized or unauthorized, or reliance on, the Background Materials or other information relating to the Assets provided by or on behalf of Seller or any other Seller Indemnified Party.

7.8                               Securities Laws.  Buyer has such knowledge, sophistication and experience in business and financial matters that Buyer is capable of evaluating the merits and risks of the acquisition of the Assets and has so evaluated the merits and risks of such acquisition.  Buyer is able to bear the economic risk of its acquisition of the Assets and, at the present time, is able to afford a complete loss of such investment.  The Assets are being acquired for Buyer’s own account for the purpose of investment or consumption and not with a view to reselling or distributing the Assets in violation of any securities registration or qualification requirements of any securities laws.  Buyer is an “accredited investor” as such term is defined in Regulation D of the Securities Act of 1933, as amended.

7.9                               Qualification.  Buyer is now or at Closing will be and thereafter will continue to be qualified to own and operate the Assets, including the federal, state, and fee Leases, including meeting all bonding requirements.

7.10                        Bankruptcy.  There are no bankruptcy, reorganization, or arrangement proceedings being contemplated by Buyer or, to Buyer’s knowledge, pending or threatened against Buyer, and Buyer is not insolvent and will not be rendered insolvent as a result of the transactions contemplated by this Agreement.

7.11                        Available Cash.  As of the date of this Agreement, Buyer has available to it, and from and after the date of this Agreement through the Closing Date, Buyer will have available to it, financing commitments in amounts sufficient to enable Buyer to fully fund the Purchase Price at the Closing.

7.12                        Title Defects; Environmental Defects.  Except as set forth on Schedule 7.12, Buyer has no knowledge of any Title Defects or Environmental Defects as of the date of this Agreement, the value of which individually or in the aggregate could exceed (a) $9,000,000 with respect to the Assets and the Wapiti Non-Producing Interests or (b) $4,000,000 with respect to the Assets.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1                               Covenants and Agreements.  Buyer and Seller agree as follows:

(a)                                 Operation Through Closing.  Except as otherwise consented to in writing by Buyer, provided in this Agreement, or listed on Schedule 8.1, from the date of execution hereof to the Closing, Seller shall use its commercially reasonable efforts to ensure that the Assets operated by Seller, if any, are maintained and operated in a good and workmanlike manner.  Subject to the provisions of Section 2.2, Seller shall pay or cause to be paid its proportionate share of all costs, expenses, bonuses, and Royalties incurred in connection with such operations which become due and payable; provided, however, that the foregoing shall not prevent Seller from contesting the payment of such amounts in good faith.  To the extent Seller receives, after the date hereof to Closing, written AFEs or actual written notice of such that pertain to operations to be conducted after the date of this Agreement, Seller shall notify Buyer of ongoing activities and major capital expenditures the amount of which exceeds $50,000.00 per activity net to Seller’s interest and that are attributable to periods after the Effective Time, and shall reasonably consult with Buyer regarding all such matters and operations.

(b)                                 Restriction on Operations.  From the date of execution hereof to the Closing, subject to Section 8.1(a), and except as provided in this Agreement and except for those items listed on Schedule 8.1, unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will use its commercially reasonable efforts within the constraints of the applicable operating agreements and other applicable agreements not to (i) abandon any part of the Assets, (ii) approve any operations on the properties anticipated in any instance to cost more than $50,000.00 per activity net to Seller’s interest and that are attributable to periods after the date of this Agreement (excepting emergency operations, operations required under presently existing contractual obligations, ongoing commitments under existing AFEs or applicable law, rule, regulation or order, and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement, law, rule, regulation or order); provided, however, that notwithstanding anything contained in this Agreement to the contrary, in the event that Buyer does not approve any such operations, the loss of any of Seller’s interest in the Assets or any portion thereof related thereto shall not be deemed to constitute a Title Defect or a breach of the representations, warranties, covenants or agreements of Seller contained in this Agreement, (iii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of oil, gas, and other Hydrocarbons produced from the Assets in the regular course of business), (iv) enter into any farmout, farmin or other similar contract affecting the Assets, or (v) materially modify or terminate any of the Material Agreements.

(c)                                  Marketing.  From the date of execution hereof to the Closing, unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will not alter any existing marketing contracts currently in existence (except as otherwise provided for in this Agreement), or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons produced from the Assets or the Non-Producing Interests for a term in excess of 60 days.

(d)                                 Notices of Claims.  Seller shall promptly notify Buyer and Buyer shall promptly notify Seller if, between the date hereof and the Closing Date, Seller or Buyer, as the case may be, receives written notice of any claim, suit, action or other proceeding of the type referred to in Section 6.10 or 7.6.

(e)                                  Government Reviews and Filings.  Before and after the Closing, Buyer and Seller shall cooperate to provide information requested by, make required filings with, prepare applications to and conduct negotiations with each governmental agency as required to consummate the transactions contemplated hereby.  Each Party shall make any governmental filings occasioned by its ownership or structure.  Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to transfer title to the Assets or to comply with laws and shall indemnify and hold harmless Seller from and against all claims, costs, expenses, liabilities and actions arising out of Buyer’s holding of such title after the Closing and prior to the securing of any necessary governmental approvals of the transfer.  Any and all filing fees payable in connection with such filings shall be paid by Buyer.  Notwithstanding the foregoing, the Environmental Impact Statement pending with respect to the Assets shall not be covered by this Section 8.1(e).

(f)                                   Return of Records.  If this Agreement is terminated prior to Closing, Buyer shall either destroy or return to Seller on or before the fifth Business Day thereafter all copies of the Records and/or Background Materials in the possession of Buyer obtained or generated by Buyer pursuant to any provision of this Agreement.  The terms of this Section 8.1(h) shall survive termination of this Agreement.

(g)                                  Required Bonding.  Buyer shall obtain all required bonds and other surety arrangements relating to the ownership or operation of the Assets (including all bonds and surety arrangements required by the Bureau of Land Management and the State of Utah) necessary to cause Seller’s bonds and surety arrangements with respect to the Assets to be released.  No later than three Business Days prior to Closing, Buyer shall provide Seller with satisfactory evidence that all such bonds and surety arrangements have been obtained and will be unconditionally effective as of the Closing.

(h)                                 Amendment of Monarch Agreements.  The Master Agreement and any related gas gathering and processing agreements or supplements thereto with Monarch Natural Gas, L.L.C. will be amended, with such amendment being in substantially the form reviewed by the Parties as of the date of this Agreement or in such form as the Parties otherwise mutually agree.

(i)                                     Access to Records.  After Closing, Seller shall maintain any and all existing information, books, records and documents in Seller’s possession or control that relate to the Assets or the Wapiti Non-Producing Interests (specifically excluding such information, books, records and documents that include privileged work papers or attorney work product, is subject to attorney-client privilege or relate to Seller’s employees) (collectively, the “Asset Information”) for a period of at least three (3) years.  Seller shall permit Buyer (or its designees) reasonable access, from time to time, upon reasonable request in advance during normal business hours to (i) the Asset Information in Seller’s possession or control and the employees identified by Seller who were or are responsible for preparing or maintaining the Asset Information, and (ii) make copies of the Asset Information in Seller’s possession or control, in each case to the extent reasonably necessary to permit Buyer (or its designees) to prepare tax returns and financial statements, conduct negotiations with any governmental authority, conduct and respond to joint interest audits, comply with Buyer’s or any of its Affiliate’s securities and related financial reporting obligations under applicable securities laws, rules and/or regulations and/or implement the provisions of this Agreement. Buyer shall reimburse Seller for Seller’s reasonable out of pocket expenses incurred in responding to any such request.

(j)                                    Wilkin Ridge Interests.  Prior to Closing, Seller shall use its commercially reasonable efforts to obtain federal and state change of operator forms appointing Buyer as operator with respect to the Wilkin Ridge Interests (as defined in the Development Agreement).

ARTICLE 9
CONDITIONS TO CLOSING

9.1                               Seller Conditions.  The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction at or prior to Closing of the following conditions precedent, any of which may be waived by Seller in its sole discretion:

(a)                                 Representations and Warranties.  All representations and warranties of Buyer contained in Article 7 of this Agreement shall be true and correct in all respects on and as of the Closing Date (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as if made on and as of the Closing Date (except with respect to such representations and warranties made as of a specific date, which shall be true and correct in all respects only on and as of such specified date), except where the failure of the representations and warranties to be true and correct has not had and would not reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.  Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.  Seller shall have received a certificate signed on behalf of Buyer to such effect.

(b)                                 No Action.  No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the transactions contemplated by this Agreement and which remains in effect at the time of Closing.  No litigation or proceeding shall be pending or threatened to enjoin or prevent the consummation of the transaction contemplated by this Agreement.

(c)                                  Closing Deliveries.  Buyer shall have delivered to Seller duly executed copies of each of the documents or instruments set forth in Section 11.2(b) required to be delivered by Buyer at Closing.

(d)                                 Title and Environmental.  The aggregate of the Title Defect Adjustment-Assets, the Title Defect Adjustment-Non-Producing Interests, all Title Defect Exclusions, the Net Casualty Loss, the Environmental Defect Adjustment-Assets, the Environmental Defect Adjustment-Non-Producing Interests, the value of all Environmental Defect Exclusions, and the Allocated Value of all Allocated Properties and the WNPI Allocated Value of all Wapiti Non-Producing Interests that are to be excluded on account of consents or preferential purchase rights under Section 4.9, Section 4.10 or Section 4.12, as applicable, shall not exceed $9,000,000. The aggregate of the Title Defect Adjustment-Assets, all Title Defect Exclusions, the Net Casualty Loss, the Environmental Defect Adjustment-Assets, the value of all Environmental Defect Exclusions-Assets, and the

Allocated Value of all Allocated Properties that are to be excluded on account of Specified Consents or preferential purchase rights under Section 4.9, Section 4.10 or Section 4.12, as applicable, shall not exceed $4,000,000.

9.2                               Buyer’s Conditions.  The obligation of Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing of the following conditions precedent, any of which may be waived by Buyer in its sole discretion:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of Seller contained in Article 6 of this Agreement (other than the Title Defect Representations) shall be true and correct in all respects on and as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” and words of similar import set forth therein) as if made on and as of the Closing Date (except with respect to such representations and warranties made as of a specific date, which shall be true and correct in all respects only on and as of such specified date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller shall have performed and satisfied in all material respects the covenants and agreements contained in this Agreement to be performed and satisfied by Seller at or prior to the Closing.  Buyer shall have received a certificate signed on behalf of Seller to such effect.

(b)                                 No Action.  No order shall have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing.  No litigation or proceeding shall be pending or threatened to enjoin or prevent the consummation of the transaction contemplated by this Agreement.

(c)                                  Closing Deliveries.  Seller shall have delivered to Buyer duly executed copies of each of the documents or instruments set forth in Section 11.2(a) required to be delivered by Seller at Closing.

(d)                                 Title and Environmental.  The aggregate of the Title Defect Adjustment-Assets, the Title Defect Adjustment-Non-Producing Interests, all Title Defect Exclusions, the Net Casualty Loss, the Environmental Defect Adjustment-Assets, the Environmental Defect Adjustment-Non-Producing Interests, the value of all Environmental Defect Exclusions, and the Allocated Value of all Allocated Properties and the WNPI Allocated Value of all Wapiti Non-Producing Interests that are to be excluded on account of consents or preferential purchase rights under Section 4.9, Section 4.10 or Section 4.12, as applicable, shall not exceed $9,000,000.  The aggregate of the Title Defect Adjustment-Assets, all Title Defect Exclusions, the Net Casualty Loss, the Environmental Defect Adjustment-Assets, the value of all Environmental Defect Exclusions-Assets, and the Allocated Value of all Allocated Properties that are to be excluded on account of consents or preferential purchase rights under Section 4.9, Section 4.10 or Section 4.12, as applicable, shall not exceed $4,000,000.

ARTICLE 10
RIGHT OF TERMINATION AND ABANDONMENT

10.1                        Termination.  This Agreement may be terminated prior to the Closing as follows:

(a)                                 Seller and Buyer may elect to terminate this Agreement at any time prior to the Closing by mutual written consent;

(b)                                 Seller on the one hand, and Buyer on the other hand, by notice to the other may terminate this Agreement if the Closing shall not have occurred on or before April 30, 2012 (such date, as may be extended in accordance with this Section 10.1, or by mutual agreement, the “Termination Date”);

(c)                                  Seller, by notice to Buyer, may terminate this Agreement at any time prior to the Closing if Buyer shall have breached any representations, warranties or covenants of Buyer herein contained in a manner such that the condition to Closing contained in Section 9.1(a) would not be satisfied and such breach has not been or is incapable of being cured by Buyer within 30 days after receipt of written notice thereof from Seller (and provided that if April 30, 2012 would occur prior to the expiration of such cure period and if such breach is capable of being cured, the Termination Date will be extended to a date that is the second Business Day after the expiration of such 30 day cure period); provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(c) if it is at such time in material breach of any provision of this Agreement;

(d)                                 Buyer by notice to Seller may terminate this Agreement at any time prior to the Closing if Seller shall have breached any representations, warranties or covenants of Seller herein contained in a manner such that the condition to Closing contained in Section 9.1(b) would not be satisfied and such breach has not been or is incapable of being cured by the Seller within 30 days after receipt of written notice thereof from Buyer (and provided that if April 30, 2012 would occur prior to the expiration of such cure period and if such breach is capable of being cured, the Termination Date will be extended to a date that is the second Business Day after the expiration of such 30 day cure period); provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if it is at such time in material breach of any provision of this Agreement; and

(e)                                  Seller on the one hand, and Buyer on the other hand, by notice to the other may terminate this Agreement if a governmental authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of Seller and Buyer shall use its commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

10.2                        Liabilities Upon Termination.  Any Party terminating this Agreement pursuant to Section 10.1 shall give notice thereof to each other Party hereto, whereupon this Agreement shall terminate and, subject to the rights and remedies of each Party hereunder, the transactions contemplated hereby shall be abandoned without further action by any Person.  If this Agreement and the transactions contemplated hereby are terminated pursuant to Section 10.1, all confidential information received by Buyer with respect to Seller shall be subject to the terms of the Confidentiality Agreement, dated June 16, 2011, between Gasco Energy, Inc. and Wapiti Oil & Gas, LLC (the “Confidentiality Agreement”), which shall survive the termination of this Agreement.  If the Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 10.1, then no Party shall have any further rights or obligations under this Agreement, except that (a) the provisions of this Section 10.2, Section 10.3 and Article 15 shall survive any termination of this Agreement and (b) with respect to a termination pursuant to Sections 10.1(c) or (d), respectively, the Parties shall have the rights and obligations set forth as follows.  The Parties acknowledge and agree a breach by either Party of this Agreement that gives rise to a right of the other Party to terminate this Agreement pursuant to Section 10.1(c) or Section 10.1(d) will cause the non-breaching Party to incur substantial economic damages and losses of types and in amounts which are impossible to compute and ascertain with certainty as a basis for recovery by the non-breaching Party, and that liquidated damages represent a fair, reasonable and appropriate estimate thereof.  Accordingly, in lieu of actual damages for any such breach, the Parties agree that liquidated damages in the amount of Five Million Dollars ($5,000,000) may be recovered by the non-breaching Party from the breaching Party without the non-breaching Party being required to present any evidence of the amount or character of actual damages sustained by reason of such breach, and shall be immediately payable by wire transfer in immediately available funds by the breaching Party to the non-breaching Party.  The Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the date hereof and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by a non-breaching Party.  Such liquidated damages are intended to represent estimated actual damages and are not intended as a penalty.  The Parties acknowledge and agree that, to the fullest extent permitted by Law, recovery of liquidated damages by the non-breaching Party in accordance with this Section 10.3 shall be the sole and exclusive remedy of the Parties in the event this Agreement is terminated in accordance with Section 10.1(c) or Section 10.1(d).

ARTICLE 11
CLOSING

11.1                        Date of Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P. in Houston, Texas, at 9:00 a.m. local time on (a) March 22, 2012, if all conditions to closing set forth in Sections 9.1 and 9.2 hereof have been satisfied as of such date or (b) if all such conditions shall not have been satisfied on such date and the Termination Date shall not have occurred previously, the earlier of the third Business Day after all such conditions shall have been satisfied or the Termination Date if all such conditions shall have been satisfied as of the Termination Date or (c) at such other time and place as the Parties may agree in writing (the date on which the Closing occurs, the “Closing Date”).

11.2                        Closing Obligations.

(a)                                 Seller Deliverables.  At Closing, Seller will deliver to Buyer:

(i)                                     executed and acknowledged counterparts to an Assignment, Bill of Sale and Conveyance (which shall contain a special warranty of title), effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) substantially in the form of Exhibit D-1 with respect to the Assets and in the form of Exhibit D-2 with respect to the Wapiti Non-Producing Interests and (ii) such other assignments and assumptions, bills of sale, or deeds necessary to transfer the Assets and the Wapiti Non-Producing Interests to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets and the Wapiti Non-Producing Interests to Buyer in accordance with requirements of state and federal governmental regulations (collectively, the “Assignment Documents”);

(ii)                                  a certificate from a senior officer certifying as to the satisfaction of the conditions specified in Section 9.2(a);

(iii)                               duly executed and acknowledged releases in recordable form of all mortgages and deeds of trust encumbering its interest in the Assets or the Wapiti Non-Producing Interests created by Seller and releases and/or terminations of the associated financing statements other than Permitted Encumbrances and encumbrances that were asserted as Title Defects with respect to which the Purchase Price or the Wapiti Commitment are being reduced at Closing;

(iv)                              executed counterparts to federal and state change of operator forms with respect to those Assets that are to be operated by Buyer in the Wapiti Contract Area (as defined in the Development Agreement) other than with respect to the Wilkin Ridge Interests (as defined in the Development Agreement), and deliver to Buyer executed counterparts to resignation of operator letters with respect to such Assets that are to be operated by Buyer in form and substance reasonably acceptable to Buyer (the “Change of Operator Forms”);

(v)                                 an executed counterpart to a Contract Operating Agreement in the form of Exhibit E, in which Seller will contract to operate the Assets on behalf of the Buyer that are to be operated by Buyer in accordance with the terms thereof (the “Contract Operating Agreement”);

(vi)                              an executed counterpart to the Development Agreement in the form of Exhibit F;

(vii)                           executed counterparts to the Joint Operating Agreements in the forms of Exhibit G (the “Joint Operating Agreements”);

(viii)                        an executed counterpart to the Tax Partnership Agreement in the form of Exhibit H (the “Tax Partnership Agreement”);

(ix)                              an executed counterpart to the License Agreement in the form of Exhibit I (the “License Agreement”);

(x)                                 an executed counterpart to the Standstill Agreement in the form of Exhibit J (the “Standstill Agreement”); and

(xi)                              a certificate in the form of Exhibit K as to Seller’s non-foreign status.

(b)                                 Buyer Deliverables.  At Closing, Buyer will deliver to Seller:

(i)                                     executed and acknowledged counterparts to the Assignment Documents;

(ii)                                  a certificate from a senior officer certifying as to the satisfaction of the conditions specified in Section 9.1(a);

(iii)                               executed counterparts to the Change of Operator Forms;

(iv)                              an executed counterpart to the Contract Operating Agreement;

(v)                                 an executed counterpart to the Development Agreement in the form of Exhibit F;

(vi)                              executed counterparts to the Joint Operating Agreements;

(vii)                           an executed counterpart to the Tax Partnership Agreement;

(viii)                        an executed counterpart to the License Agreement;

(ix)                              an executed counterpart to the Standstill Agreement; and

(x)                                 the Closing Amount by wire transfer of immediately available funds pursuant to Section 2.1.

ARTICLE 12
POST-CLOSING OBLIGATIONS

12.1                        Post-Closing Adjustments.  On or before 120 days after Closing, Seller with the assistance of Buyer’s staff and with access to such records as necessary, shall prepare and deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting Purchase Price as finally adjusted (the “Final Purchase Price”).  The Final Settlement Statement shall be adjusted to reflect any Title Defects cured pursuant to Section 4.6, any Environmental Defects Remediated pursuant to Section 5.5, any adjustments for Required Consents or preferential rights that have not been obtained under Section 4.9 or 4.10, and the outcome of any arbitration under Section 4.7 or Section 5.6 that is completed prior to the Final Settlement Date.  As soon as practicable after receipt of Seller’s proposed Final Settlement Statement, but in any event on or before 30 days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing changes to the proposed Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller.  The Parties shall attempt in good faith to agree with respect to the changes proposed by Buyer, if any, no later than 15 days after receipt by Seller of Buyer’s comments on the proposed Final Settlement Statement.  The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the “Final Settlement Date.”  If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference pursuant to Section 2.1.  If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference.  Any such payment by Buyer or Seller shall be by wire transfer in immediately available funds within five Business Days after the Final Settlement Date.

12.2                        Dispute Resolution.  If the Parties are unable to resolve any dispute concerning the Final Settlement Statement or Final Purchase Price on or before 30 days after the Final Settlement Statement is received by Buyer, such dispute shall be finally determined by binding arbitration in Houston, Texas, with a designated representative of the Houston or Dallas office of Ehrhardt, Keefe, Steiner and Hottman PC acting as a single arbiter, in accordance with this Agreement and pursuant to the AAA Rules, and the arbitrator’s determination shall be final and binding upon Seller and Buyer.  Within ten (10) days of the determination by the Parties to arbitrate, the Parties shall provide the arbiter with the Preliminary Settlement Statement, the proposed Final Settlement Statements and/or proposed Final Purchase Price and related correspondence between the Parties in connection therewith, and any other evidence as that Party deems appropriate with respect to the disputed matter or matters.  The arbiter may request additional information from either Party, provided that if one Party provides additional information, copies shall be forwarded to the other Party, and that Party may have five (5) Business Days to present any rebuttal or additional information to the arbiter.  The arbiter shall make his or her determination within twenty (20) Business days after he or she has received all of the materials from the Parties, plus any additional information requested and rebuttal information received.  The final finding of the arbiter need only set forth the arbiter’s award with respect to each matter in dispute, and not the arbiter’s rationale for the award, and shall set forth the allocation of the costs as set forth below.  The fees charged by the arbiter for making a determination under this Section 12.2 shall be paid one-half by Buyer and one-half by Seller.

12.3                        Records.  Seller shall deliver copies (which, at Seller’s option, may be in paper or electronic form or some combination thereof) of the Records to the Buyer at a mutually agreeable time within ten (10) Business Days after Closing.

12.4                        Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order more effectively to assure to the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the transactions contemplated by this Agreement, including Buyer’s execution of separate letters assuming specific Material Agreements included in the Assets as may be required to comply with the assignment or assumption provisions of such contracts in lieu of furnishing a copy of this Agreement to the counterparty to such contract.

ARTICLE 13
TAXES

13.1                        Apportionment of Taxes.

(a)                                 General Allocation.  All taxes, including, but not limited to, excise taxes, state severance taxes, ad valorem taxes, property taxes, production taxes, and any other local, state or federal taxes or assessments, but not income taxes or Transfer Taxes, based upon or measured by the ownership of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom or the Wapiti Non-Producing Interests (“Taxes”), for all taxable periods during Seller’s period of ownership prior to the Effective Time shall remain Seller’s responsibility, and all deductions, credits, and refunds pertaining to such Taxes attributable to taxable periods prior to the Effective Time, no matter when received, shall belong to Seller.  Buyer shall assume responsibility for and shall indemnify, defend and hold harmless Seller for any and all Taxes accrued during any period after the Effective Time.

(b)                                 Payment of Ad Valorem and Other Personal Property Taxes.  Seller shall be responsible to pay all ad valorem and other personal property taxes assessed against the Assets or the Wapiti Non-Producing Interests for the 2011 tax year up to and through the Effective Time, and these taxes will be allocated between the Buyer and the Seller according to the Effective Time.  If either Party actually pays taxes properly owed by the other Party, the Party that owes the taxes will promptly reimburse the Party paying such taxes within 30 days after receipt of evidence of the actual tax amount.  Buyer shall reimburse Seller to the extent Seller remits such taxes on behalf of other interest owners for the 2011 tax year.

(c)                                  Allocation of Taxes.  For purposes of allocating Taxes between the Parties that are payable with respect to taxable periods beginning before and ending after the Effective Time, the portion of any such Taxes that are attributable to the portion of such taxable period that ends on the Effective Time, shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, such as severance or production taxes, be deemed equal to the amount that would be payable if the tax year or period ended on the Effective Time, and (ii) in the case of other Taxes, such as ad valorem and other personal property taxes, be allocated pro rata per day between the period ending on the Effective Time and the period beginning immediately after the Effective Time.

13.2                        Transfer Taxes.  The Purchase Price excludes, and Buyer shall be liable for, any Transfer Taxes required to be paid in connection with the sale of the Assets or the Wapiti Non-Producing Interests pursuant to this Agreement.  “Transfer Taxes” means any sales, use, excise, stock, stamp, documentary, filing, recording, registration, authorization and similar taxes, fees and charges.

13.3                        Tax Reports and Returns.  For tax periods in which the Effective Time occurs, Seller agrees to immediately forward to Buyer copies of any tax reports and returns received by Seller after Closing and provide Buyer with any information Seller has that is necessary for

Buyer to file any required tax reports and returns related to the Assets or the Wapiti Non-Producing Interests.  Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Section 13.1, to pay all Taxes payable with respect to the Assets and the Wapiti Non-Producing Interests.

13.4                        Form 8594.  Seller and Buyer shall cooperate in the preparation of Internal Revenue Service Form 8594, pursuant to Temporary Treasury Regulation Section 1.1060-1T to report the allocation of the Purchase Price among the Assets.  To the extent required by Code Section 1060 and any regulations promulgated thereunder, any such allowance shall be consistent with the Purchase Price allocation as set forth in Exhibit C.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS; INDEMNIFICATION

14.1                        Buyer’s Assumption of Liabilities and Obligations.  Subject to Section 14.2(a), from and after the Closing, Buyer, with respect the ownership of the Assets and the Wapiti Non-Producing Interests or the production of Hydrocarbons therefrom, shall be deemed to have assumed and shall have full responsibility and liability for the following, but excluding any and all Retained Liabilities:

(a)                                 Assumed Environmental Liabilities.  With respect to the Assets or Wapiti Non-Producing Interests acquired by Buyer in connection with this Agreement and the Development Agreement, all damages, losses, claims, demands, causes of action, judgments and other costs (including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on or associated with or attributable to the Assets and the Wapiti Non-Producing Interests solely to the extent attributable to Wapiti’s ownership interest therein) required by law or attributable to claims by any and all persons and any agency or other body of federal, state, tribal or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or the Wapiti Non-Producing Interests, whether created or existing before, on or after the Effective Time, including the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Wapiti Non-Producing Interests (the “Assumed Environmental Liabilities”).  BUYER’S INDEMNIFICATION OBLIGATIONS SHALL EXTEND TO AND INCLUDE, BUT NOT BE LIMITED TO (I) THE NEGLIGENCE OR OTHER FAULT OF SELLER AND THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT, SOLE OR CONCURRENT, (II) SELLER’S OR BUYER’S STRICT LIABILITY, AND (III) SELLER’S OR BUYER’S LIABILITIES OR OBLIGATIONS UNDER ANY ENVIRONMENTAL LAW.

(b)                                 Assumed Plugging and Abandonment Obligations.  The following plugging and abandonment obligations related to the Assets and the Wapiti Non-Producing Interests (“Assumed Plugging and Abandonment Obligations”), regardless of whether such obligations are attributable to the ownership or operation of the Assets and the Wapiti Non-Producing Interests before, on or after the Effective Time.  Buyer shall conduct the following operations in a good and workmanlike manner and in compliance with all applicable laws and regulations:

(i)                                     the necessary and proper plugging, replugging and abandonment of all Wells;

(ii)                                  the necessary and proper removal, abandonment and disposal of all structures, pipelines, equipment, abandoned property, trash, refuse and junk located on or comprising part of the Assets or the Wapiti Non-Producing Interests;

(iii)                               the necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets or the Wapiti Non-Producing Interests;

(iv)                              the restoration of the surface and subsurface to the extent required by applicable laws, regulations or contracts;

(v)                                 all obligations relating to the items described in Section 14.1(b)(i) through 14.1(b)(iv) arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties actually possessing a vested interest in the Assets or the Wapiti Non-Producing Interests; and

(vi)                              obtain and maintain all bonds, or supplemental or additional bonds, that may be required contractually or by governmental authorities.

(c)                                  General Assumption.  Except to the extent covered by Seller’s limited indemnification of Buyer under Section 14.2(a), upon Closing, Buyer shall, with respect to the ownership and operation of the Assets and the Wapiti Non-Producing Interests or the production of Hydrocarbons therefrom, assume and pay, perform, fulfill and discharge (i) all claims, costs, expenses, liabilities and obligations accruing or relating to the ownership or operation of the Assets and the Wapiti Non-Producing Interests before, on or after the Effective Time, including the owning, developing, exploring, operating and maintaining of the Assets and the Wapiti Non-Producing Interests and the producing, transporting and marketing of Hydrocarbons from the Assets and the Wapiti Non-Producing Interests, including the make-up and balancing obligations for overproduction of gas from the Wells, (ii) the Assumed Environmental Liabilities, (iii) the Assumed Plugging and Abandonment Obligations, and (iv) all pipeline and transportation imbalances associated with the Assets and the Wapiti Non-Producing Interests or Hydrocarbons produced therefrom that are attributable to periods from and after the Effective Time (collectively, the “Assumed Liabilities”); provided, however, that the definition of Assumed Liabilities shall not include, and shall be deemed to omit, any and all Retained Liabilities.

14.2                        Indemnification.  “Losses” means all losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), liabilities, damages, demands, suits, claims, causes of action, settlements judgments, fines, penalties and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding, however, any special, consequential, punitive or exemplary damages, loss of profits incurred directly by a Party hereto; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a third party (including a governmental authority or governmental body) against a Buyer Indemnified Party (hereinafter defined) or a Seller Indemnified Party (hereinafter defined) entitled to indemnity pursuant to this Section 14.2 shall be included in the Losses recoverable under such indemnity.  Losses arising from diminution of value of any portion of the Assets or the Wapiti Non-Producing Interests shall in no event exceed the Allocated Values of those Allocated Properties included in such portion of the Assets or the WPNI Allocated Values of the Wapiti Non-Producing Interests, as applicable.

After the Closing, Buyer and Seller shall indemnify each other as follows:

(a)                                 Seller’s Indemnification of Buyer.  Subject to the limitations set forth below, after the Closing, Seller shall indemnify, defend and save and hold harmless Buyer, its officers, directors, members, managers, employees, representatives, attorneys and agents (the “Buyer Indemnified Parties”), from and against any and all Losses attributable to or which arise from or in connection with the ownership of the Assets and the Wapiti Non-Producing Interests or the production of Hydrocarbons therefrom based on:

(i)                                     the Retained Liabilities;

(ii)                                  any breach by Seller of any of its representations or warranties under Sections 6.1 through 6.6, inclusive, and Section 6.8 (such representations and warranties, the “Fundamental Representations”);

(iii)                               any breach by Seller of any of its representations or warranties under Article 6 other than the Title Defect Representations (as defined below) (it being expressly agreed that Seller shall have no obligation to indemnify the Buyer Indemnified Parties for any breach of any Title Defect Representations) and the Fundamental Representations;

(iv)                              any breach by Seller of its covenants or agreements under this Agreement.

(v)                                 SELLER’S LIABILITY WITH RESPECT TO CLAIMS UNDER THIS SECTION 14.2(a) SHALL BE FURTHER LIMITED AS FOLLOWS:

Claims under Section 10.2 and claims for breach of Section 6.7 shall not be subject to this Section 14.2(a), and shall either be covered under Section 10.2, or with respect to any matter regarding Taxes, shall be handled solely as provided in Article 13.

(b)                                 Buyer’s Indemnification of Seller.  After the Closing, Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, Seller’s respective officers, directors, shareholders, members, managers, partners, employees, representatives, attorneys and agents (the “Seller Indemnified Parties”), from and against any and all Losses attributable to or which arise from or in connection with:

(i)                                     the Assumed Liabilities (including the Assumed Environmental Liabilities and Assumed Plugging and Abandonment Obligations);

(ii)                                  any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement; and

(iii)                               any matter for which Buyer has agreed to indemnify Seller under this Agreement.

(c)                                  Survival.  For purposes of this Agreement, the representations, warranties, covenants and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall be deemed to survive and to remain in full force and effect as follows:

(i)                                     each of the Fundamental Representations and each of the representations and warranties of Buyer set forth in Section 7.1 through 7.6, inclusive (such representations and warranties the “Buyer Fundamental Representations”) shall survive until the date that is 30 days after the expiration of the statute of limitations applicable to any claim of breach of such representations and warranties;

(ii)                                  each of the representations and warranties set forth in Sections 6.20, 6.22, and 6.24 (the “Title Defect Representations”) shall not survive beyond and shall terminate as of the Defect Notice Deadline;

(iii)                               each of the representations and warranties set forth in Article 6, other than the Fundamental Representations, the Title Defect Representations and the representations set forth in Section 6.11, and each of the representations and warranties of Buyer, other than the Buyer Fundamental Representations, shall survive until the 12 month anniversary of the Closing Date (the “Survival Date”);

(iv)                              each of the covenants and agreements of the Parties contained in this Agreement (x) to the extent that, by their terms, are to be performed prior to or on the Closing Date, shall survive until the Survival Date and (y) to the extent that, by their terms, are to be performed in whole or in part after the Closing, shall survive until fully performed; and

(v)                                 notwithstanding anything herein to the contrary, in the event that there is a breach of the representations set forth in Section 6.11, Buyer shall be entitled to indemnification against Seller in connection therewith for a period equal to two (2) years after the Closing Date;

provided, however, that if a Claim Notice is provided in accordance with Section 14.3 before the termination of the applicable representation, warranty, covenant or agreement pursuant to this Section 14.2(c), then (notwithstanding such termination) the representation, warranty, covenant or agreement giving rise to such Claim will survive until, but only for the purpose of, the final resolution of such Claim and the satisfaction of any indemnification obligations related thereto.

(d)                                 Certain Limitations.  Notwithstanding anything to the contrary contained in this Agreement, the rights of the Buyer Indemnified Parties and the Seller Indemnified Parties to indemnification under this Article 14 shall be limited as follows:

(i)                                     no Claim Notice for indemnification may be provided with respect to any Claim for breach of a representation, warranty, covenant or other agreement in this Agreement (x) beyond the survival period specified in Section 14.2(c) or (y) prior to the Closing;

(ii)                                  Seller’s aggregate liability for all claims made under Section 14.2(a) shall be limited to and shall not $9,000,000;

(iii)                               Seller shall have liability for claims made under Section 14.2(a)(iii) only to the extent that such claims in the aggregate exceed a deductible amount equal $536,250 (the “Deductible”);

(iv)                              EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 14.2 SHALL BE WITHOUT REGARD TO THE INDEMNIFIED PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT;

(v)                                 the provisions of this Section 14.2 shall apply in such a manner as not to give duplicative effect to any item of adjustment.  If there has been an adjustment to the Purchase Price pursuant to Section 2.2 or Article 12 for any Loss, there shall not be any charge against the Deductible for any such Loss that gave rise to such adjustment in the Purchase Price pursuant to Section 2.2 or Article 12 to the extent of the amount of such Loss given effect in such adjustment to the Purchase Price;

(vi)                              the amount of any Losses for which indemnification is provided under this Section 14.2 shall be computed net of any insurance or other proceeds actually received by the Indemnified Party in connection with such Losses.  Each of the Buyer Indemnified Parties and each of the Seller Indemnified Parties shall pursue in good faith claims under any applicable insurance policies and against other third parties who may reasonably be expected to be responsible for such Losses; and

(vii)                           upon payment of any Losses with respect to a Claim pursuant to this Section 14.2, the Indemnifying Party shall be subrogated to the extent of such payment (and to recover costs or expenses incurred by the Indemnifying Party in enforcing such recovery rights against such Person) to the rights of the Indemnified Party against any Person with respect to the subject matter of such Claim.  The Indemnified Party shall assign such rights to and otherwise reasonably cooperate with the Indemnifying Party, at the cost and expense of the Indemnifying Party, to pursue any claims against or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

14.3                        Procedure.  The indemnification obligations contained in Section 14.2 shall be implemented as follows:

(a)                                 Coverage.  Such indemnity shall extend to all Losses suffered or incurred by the Indemnified Party.

(b)                                 Claim Notice.  The Party seeking indemnification under the terms of this Agreement (the “Indemnified Party”) shall submit a written “Claim Notice” to the other Party (the “Indemnifying Party”) which, to be effective, must state:  (i) if then liquidated, the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed.  The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 10 days after the later of (x) receipt of the Claim Notice and (y) the date that the amount of such payment has been finally established by mutual agreement of the Parties or final judgment of a court of competent jurisdiction.

(c)                                  Information.  Within 20 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 14 (“Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party with such information as is then available.  Failure of a Party to give such notice within such 20 day period shall limit the indemnification rights of such Party only to the extent that the failure to give such notice within such period prejudiced the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim.  At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, the Indemnifying Party shall not effect any compromise or settlement of any Claim without the Indemnified Party’s consent unless (A) there is no finding or admission that the Indemnified Party has violated any Legal Requirements or the rights of any Person, (B) the sole relief provided in such settlement or compromise is monetary damages that are paid in full by the Indemnifying Party, (C) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Claims and (D) the Indemnified Party is provided a full and unconditional release of liability with respect to such Claims.  If the Indemnifying

Party elects to assume control of a claim or legal action, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter.  In the absence of such an election, the Indemnified Party will use its reasonable efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter for which the Indemnified Party is entitled to indemnification under this Article 14 until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, the Indemnified Party may settle the same in its reasonable discretion at the Indemnifying Party’s expense.  If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

14.4                        Reservation as to Non-Parties.  Nothing in this Agreement is intended to limit or otherwise waive any recourse Buyer or Seller may have against any person not a party to this Agreement for any obligations or liabilities that may be incurred with respect to the Assets.

14.5                        Exclusive Remedy.  The sole and exclusive remedy of Buyer and Seller with respect to the Assets and the Wapiti Non-Producing Interests and this Agreement shall be pursuant to the express provisions of this Agreement; provided, however, that in no event shall this Section 14.5 affect the rights and remedies of the Parties specifically provided for in the Development Agreement, the Contract Operating Agreement and the Associated Agreements (as defined in the Development Agreement) executed by the Parties at the Closing.  Without limitation of the foregoing and excepting any Claims based upon common law fraud, if the Closing occurs, the sole and exclusive remedy of Buyer for any and all:  (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement or in any certificate delivered at Closing, (b) other claims pursuant to or in connection with this Agreement, and (c) other claims relating to the Assets and the Wapiti Non-Producing Interests and the purchase and sale thereof, shall be any right to the indemnification from such claims that is expressly provided in this Article 14, and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by law; provided, however, that in no event shall this Section 14.5 affect the rights and remedies of the Parties specifically provided for in the Development Agreement, the Contract Operating Agreement and the Associated Agreements (as defined in the Development Agreement) executed by the Parties at the Closing.

14.6                        Waiver of Right to Rescission.  Buyer and Seller waive any right to rescind this Agreement, the sale of the Assets and the Wapiti Non-Producing Interests to Buyer, and any of the transactions contemplated hereby.

ARTICLE 15
MISCELLANEOUS

15.1                        Exhibits and Schedules.  The Exhibits and Schedules referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2                        Expenses.  Except as otherwise specifically provided herein, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement and in accordance with the terms hereof shall be paid by the Party incurring same, including legal and accounting fees, costs and expenses.

15.3                        Notices.  All notices and communications required or permitted to be given hereunder, shall be sufficient in all respects if given in writing and delivered personally, or sent by a nationally recognized, receipted overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided that any such facsimile transmission is confirmed by written confirmation) or by electronic mail (email) with a PDF of the notice or other communication attached (provided that any such email is confirmed either by written confirmation, facsimile transmission or U.S. Express Mail), addressed to the appropriate Person at the address for such Person shown below:

If to Seller:

Gasco Energy, Inc.
8 Inverness Drive East, Suite 100
Englewood, Colorado 80112-5625
Telephone:                                   (303) 483-0044
Facsimile:                                         (303) 483-0011
Attention:                                         W. King Grant, President and CEO

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP
3700 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
Telephone:                                   (214) 220-7891
Facsimile:                                         (214) 999-7891
Attention:                                         Winston Oxley
                                                                                                Marc Rose

If to Buyer:

Wapiti Oil & Gas II, L.L.C.
800 Gessner, Suite 700
Houston, Texas
Telephone:                                   (713) 365-8500

Facsimile:                                         (713) 365-8510
Attention:                                         Bart Agee, President and CEO

with a copy to (which shall not constitute notice):

The Bond Law Firm, PLLC
5505 Jackson St.
Houston, Texas 77004
Telephone:                                   (713) 524-4200
Facsimile:                                         (713) 524-1196
Attention:                                         Adrienne Randle Bond

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted and received by facsimile transmission or electronic communication during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be.

15.4                        Entire Agreement.  This Agreement, the Development Agreement, and the Associated Agreements (as defined in the Development Agreement) collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof and thereof, except for the Confidentiality Agreement between the Parties dated June 16, 2011, which shall be terminated only as of the Closing Date.

15.5                        Amendments and Waivers.  This Agreement may not be amended except as provided in a written instrument executed by both Parties.  Except for waivers specifically provided for in this Agreement, no right of either Party under this Agreement may be waived except by an instrument in writing signed by the Party to be charged with such waiver and delivered by such Party to the Party claiming the benefit of such waiver.  No course of dealing between the Parties shall be effective to amend or waive any provisions of this Agreement.

15.6                        Assignment.  Neither Buyer nor Seller shall assign all or any portion of its respective rights hereunder (including any of its rights under Article 14) or delegate all or any portion of its respective duties hereunder without the prior written consent of the other Party; provided, however, that as long as Buyer shall continue to remain liable for the performance of its obligations and liabilities under this Agreement after such assignment, Buyer may assign any or all of its rights hereunder and may delegate any or all of its duties hereunder to any of its Affiliates.  This Section 15.6 is not intended to be a restriction on the assignment of the Assets after Closing.

15.7                        Press Releases.

(a)                                 No Party will issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements or other public disclosures with respect to this Agreement, the Associated Agreements (as defined in the Development Agreement) or the activities contemplated hereby or thereby, unless prior to so releasing or disclosing any such information, the releasing or disclosing Party shall provide a copy of the portion of the release, statement or disclosure containing such information to the other Party; provided, however, that such requirement to provide copies shall not apply (i) if the Party making the release statement or disclosure does not name the other Party, and (ii) where such release, statement or disclosure is deemed in good faith by the releasing or disclosing Party to be required by law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed, so long as prior to making any such release, statement or disclosure, the releasing or disclosing Party shall provide a copy of the portion of the release, statement or disclosure containing such information to the other Party.  Notwithstanding the foregoing, with respect to any press release regarding this Agreement, the Associated Agreements (as defined in the Development Agreement) or the activities contemplated hereby or thereby to be issued immediately following (X) the execution of this Agreement and (Y) the Closing of the transactions contemplated hereby, each Party shall consult with the other Party in advance prior to issuing any such press release, shall provide a copy of any such press release to the other Party for review and shall give due consideration to the comments that such other Party may have prior to such release.

(b)                                 Notwithstanding anything to the contrary in Section 15.7(a), in the event of any emergency endangering property, human life or the environment, Seller or any of its Affiliates may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide Buyer with a copy of any such press release or announcement.

15.8                        Counterparts.  This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by fax or PDF signatures.

15.9                        Headings, References, Titles and Construction.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles and headings appearing at the beginning of any Articles, Sections or subsections or other subdivisions are for convenience only and do not constitute any part of this Agreement and shall be disregarded in construing the language contained in this Agreement.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this subsection” and similar phrases refer only to the Sections or subsections hereof in which the phrase occurs.  The word “including” (and its various derivatives), means “including without limitation.”  All references to “$” or “dollars” are references to United States dollars.  Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender.  Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires.  In the event an ambiguity or question of intent or interpretation of this Agreement arises, this Agreement shall be construed as if jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party as a result of authorship or drafting of any provision of this Agreement.  “Person” shall mean any natural person, corporation, company, limited liability company, partnership, joint venture, trust, proprietorship or other entity, organization or association of any kind and shall include all governmental authorities.  “Affiliate” of any designated Person shall mean any Person which, directly or indirectly, controls, or is controlled by or is under common control with, such designated Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  The phrase “third party” shall not include Buyer, Seller or an Affiliate of either and, when used in the context of indemnification, shall not include Buyer Indemnified Parties or Seller Indemnified Parties.

15.10                 Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.  This Agreement and the transactions contemplated hereby, and the enforcement of the limited arbitration provisions of this Agreement, shall be construed in accordance with, and governed by, the laws of the State of Texas without regard to its conflict of laws rules or principles that might refer construction of such provisions to the laws of another jurisdiction; provided, however, the laws of the State where the Assets are located shall control the Assignment with respect to conveyancing matters and other real property matters necessarily subject to the laws of the State where the Assets are located.  The Parties consent to jurisdiction and venue in any United States District Court, or Texas State District Court, in Harris County, Texas, with respect to all claims arising under this Agreement (including any claim to enforce the arbitration provisions of this Agreement) or any document or instrument delivered at Closing.  EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

15.11                 Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.12                 Survival.  The representations and warranties of the Parties shall survive to the extent claims may be made for breach thereof under Article 14.  The covenants of the Parties contained in this Agreement shall survive until they are fully performed.

15.13                 No Third-Party Beneficiaries.  This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

15.14                 Limitation on Damages.  Subject to Section 14.2, the Parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement.

15.15                 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, then this Agreement may be reformed to the extent necessary so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

15.16                 Knowledge and Commercially Reasonable Efforts.  The knowledge or best knowledge of a Party, or similar phrases, shall mean for purposes of this Agreement, the actual knowledge of the Party.  If the Party is a corporation or other entity other than a natural person, such actual knowledge must be on the part of the person or persons listed on Schedule 15.16 with respect to such Party.  Commercially reasonable efforts, as used in this Agreement, do not include the obligation to pay consideration.

15.17                 Schedules.  The information in the Schedules constitutes exceptions, qualifications and/or supplements to particular representations or warranties of Seller as set forth in this Agreement.  The Schedules shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, outside the ordinary course of business of, or required to be disclosed by, Seller or constitutes a Material Adverse Effect.  Capitalized terms used in the Schedules that are not defined therein and are defined in this Agreement shall have the meanings given to them in this Agreement.  The captions contained in the Schedules are for the convenience of reference only, and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement.  The statements in each Section of the Schedules qualify and relate to the corresponding provisions in the Sections of this Agreement to which they expressly refer and to each other provision in this Agreement to which the applicability of a statement or disclosure in a particular Section of the Schedules is reasonably apparent on its face.

15.18                 Disclaimers.  THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 15.18 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.  THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN SECTION 6 OF THIS AGREEMENT, AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCES OF THE ASSETS TO BE DELIVERED AT CLOSING, (COLLECTIVELY, “SELLER’S WARRANTIES”) ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.  SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.  WITHOUT LIMITATION OF THE FOREGOING AND, EXCEPT

FOR SELLER’S WARRANTIES, THE ASSETS SHALL BE CONVEYED PURSUANT HERETO WITHOUT (A) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, RELATING TO (I) TITLE TO THE ASSETS, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS OR MERCHANTABILITY OF ANY EQUIPMENT OR ITS FITNESS FOR ANY PURPOSE, (II) THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT, (III) PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OR POTENTIAL OF THE ASSETS TO PRODUCE HYDROCARBONS, (IV) THE ENVIRONMENTAL CONDITION OF THE ASSETS, BOTH SURFACE AND SUBSURFACE, (V) ANY IMPLIED OR EXPRESS WARRANTY OF NON-INFRINGEMENT, OR (VI) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES, OR (B) ANY OTHER EXPRESS, IMPLIED, STATUTORY OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER.  BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN MADE FIBERS, OR NORM.  BUYER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS, SUBJECT TO SELLER’S WARRANTIES.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SELLER:

GASCO PRODUCTION COMPANY

By:	/s/ W. King Grant
Name:	W. King Grant
Title:	President and CEO

BUYER:

WAPITI OIL &GAS II, L.L.C.

By:	/s/ Bart Agee
Name:	Bart Agee
Title:	President and CEO